McCormick & Co Inc. 8-K/A

Exhibit 2.2

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

UNILEVER PLC,

SANDMAN CORPORATION,

UNILEVER ALPHA HOLDCO B.V.

AND

MCCORMICK & COMPANY, INC.

March 31, 2026

EXHIBITS
Exhibit A	Accounting Principles
Exhibit B	Form of Asset Purchase Agreement
Exhibit C	Data Sharing Principles
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Manufacturing Services Agreements Term Sheet
Exhibit F	Asset Usage Agreements Term Sheet
Exhibit G	Reverse Manufacturing Services Agreements Term Sheet
Exhibit H	Reverse Asset Usage Agreements Term Sheet
Exhibit I	Balance Sheet Mapping
Exhibit J	French Put Option Agreement
Exhibit K	Dutch Put Option Agreement

SCHEDULES
Schedule 1.1(38)	Establishment Costs; Separation Costs
Schedule 1.1(42)	Excluded Businesses
Schedule 1.1(43)	Excluded Entity
Schedule 1.1(58)	Intellectual Property SpinCo Agreement Term Sheets
Schedule 1.1(74)	Overhead and Shared Services
Schedule 1.1(92)	Restricted Cash Jurisdiction
Schedule 1.1(104)	Separation Step Plan
Schedule 1.1(107)	Specified Entities
Schedule 1.1(111)	SpinCo Contracts
Schedule 1.1(117)	SpinCo Leased Real Property
Schedule 1.1(120)	SpinCo Owned Real Property
Schedule 1.1(123)	Split Sites
Schedule 2.1(c)(iii)	Separation Plan Process
Schedule 2.2(a)(vii)(A)	Registered IP
Schedule 2.2(a)(vii)(B)	Selected In-Perimeter Brands
Schedule 2.2(a)(xv)	Additional SpinCo Assets
Schedule 2.2(b)(xxii)	Additional Excluded Assets
Schedule 2.6(a)	Intercompany Contracts Not Terminated
Schedule 2.6(b)	Intercompany Balances Not Eliminated
Schedule 2.7(a)(viii)	Target Net Working Capital

Schedule 2.11	Real Estate License Agreements Principles
Schedule 6.9(a)	SpinCo Controlled Actions
Schedule 6.9(b)	Company Controlled Actions
Schedule 6.9(d)	Mixed Actions
Schedule 7.7	Principles for agreeing Transitional Services Agreement, IOM Agreements, Toll Manufacturing Agreement, Data Sharing Agreement and other Commercial Agreements
Schedule 7.9	Certain Tax Matters

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of March 31, 2026 (this “Agreement”), is by and among:

(i) Unilever PLC, a company incorporated under the laws of, and registered in, England and Wales (the “Company”);

(ii) Sandman Corporation, a Delaware corporation and subsidiary of the Company (“SpinCo”);

(iii) Unilever Alpha HoldCo B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 42017560 (“Dutch HoldCo”); and

(iv) McCormick & Company, Incorporated, a Maryland corporation (“Parent”).

Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, SpinCo is a wholly owned indirect Subsidiary of the Company;

WHEREAS, the Company and Dutch HoldCo intend to separate the SpinCo Business from the Company Business and to cause the SpinCo Assets to be transferred to SpinCo and other members of the SpinCo Group or to Parent or any of its Subsidiaries and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group or by Parent or any of its Subsidiaries, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company will transfer the Distribution Percentage of the outstanding shares of the common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) to the Company’s shareholders on a pro rata basis by way of an interim dividend in specie (the “Distribution”);

WHEREAS, provided that the Company has not made the U.S. Asset Sale Election, for U.S. federal income Tax purposes, it is intended that (i) each Internal Distribution and the Distribution qualify as generally tax-free distributions for purposes of Section 368(a)(1)(D) and/or Section 355(a) of the Code; (ii) all of the stock distributed pursuant to each Internal Distribution is “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code (and Section 355(e) of the Code does not apply to cause any such stock distributed pursuant to an Internal Distribution to be treated as other than “qualified property”); (iii) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” for purposes of Section 368(a) of the Code; and (iv) each Separate Transfer (as defined herein) qualify as a taxable sale or exchange;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, SpinCo, Dutch HoldCo, Parent, Morpheus Merger Sub I Corp., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Morpheus Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub II”), immediately following the Distribution, Merger Sub I will merge with and into SpinCo (the “First Merger”) and all shares of SpinCo Common Stock will be converted into the right to receive shares of common stock, par value $0.01 per share, of Parent and common stock non-voting, par value $0.01 per share, of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement, and immediately following the First Merger, SpinCo shall merge with and into Merger Sub II, with Merger Sub II surviving the merger (such merger, together with the First Merger, the “Mergers”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of SpinCo have approved this Agreement and the transactions contemplated hereby, including the Reorganization, the Distribution and the Mergers, subject to such further action of the Company Board as may be required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the Distribution (which will be subject to the satisfaction or permitted waiver of the conditions set forth in this Agreement); and

WHEREAS, each of the Company, Dutch HoldCo and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization, the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Distribution and the ongoing relationship of the Company, Dutch HoldCo and SpinCo and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

Section 1.1             Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(1)            “Accounting Principles” means the accounting principles, policies, methods and procedures set forth in Exhibit A.

(2)            “Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving as a party any Governmental Authority.

(3)            “Active Business” has the meaning set forth in the Tax Matters Agreement.

(4)            “Affiliate” means, with respect to any Person (and at a point in time or with respect to a period of time), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. As used herein, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, for purposes of this Agreement, the Merger Agreement and the other Transaction Documents, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Company Group, and no member of the Company Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

(5)            “Approvals or Notifications” means any consents, waivers, licenses, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(6)            “Asset Purchase Agreement” means the asset purchase agreement to be entered into by and among the Company, Dutch HoldCo and Parent, in the form attached hereto as Exhibit B, with such changes as shall be agreed by the Parties.

(7)            “Asset Usage Agreements” or “AUA” means each asset usage agreement that is finalized in accordance with the applicable Term Sheet and Schedule 7.7, entered into or to be entered into by and between a member of the Company Group and a member of the Parent Group at or prior to the Distribution Time.

(8)            “Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets (including goodwill), rights, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or otherwise), in each case, whether or not recorded or required to be recorded, or reflected on, the Books and Records or financial statements of such Person, including the following: (a) all rights existing under all Contracts; (b) the leasehold interest in all leased real properties and all leasehold improvements and all leased machinery, equipment, fixtures, trade fixtures and furniture; (c) all Tangible and Personal Property; (d) all Inventory; (e) all Intellectual Property Rights and Technology; (f) all IT Assets; (g) all claims, causes of action, rights of recovery and rights of set-off of any kind; (h) all Books and Records (other than Tax records); (i) all goodwill as a going concern; (j) all permits, approvals, authorizations, registrations, consents, licenses or certificates issued by any Governmental Authority (collectively, “Permits”); (k) all Equity Interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in securities of any other Person; and (l) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts.

(9)            “ATB Companies” has the meaning set forth in the Tax Matters Agreement.

(10)         “Books and Records” means all written files, documents, papers, books of account, reports, records, plans, ledgers, studies, surveys, financial and accounting records and other similar documents (whether or not in electronic form), including (a) the data contained in any enterprise resource planning system, quality management system or complaint system; (b) customer files, lists (including customer prospect lists) and purchasing histories; (c) vendor files, lists and purchase histories; (d) advertising and marketing materials; (e) sales materials, cost information, and sales and pricing data; (f) operating, production and other manuals; and (g) quality records and reports.

(11)         “Business Day” has the meaning set forth in the Merger Agreement.

(12)         “Closing” has the meaning set forth in the Merger Agreement.

(13)         “Closing Date” has the meaning set forth in the Merger Agreement.

(14)         “Code” means the Internal Revenue Code of 1986, as amended.

(15)         “Commercial Agreements” means the Manufacturing Services Agreements, Asset Usage Agreements, Reverse Manufacturing Services Agreements, Reverse Asset Usage Agreements and Toll Manufacturing Agreements.

(16)         “Company Barcodes” means any UPC, EAN, IAN, QR Code or other symbol (each a “Barcode”) that is used to identify a product to which it is affixed which represents or incorporates data or coding that is specific to, represents or identifies Company or any of its Subsidiaries in addition to other data and coding and which data or coding is included in a range of Barcodes (i) where the range cannot be assigned, transferred or amended so as to cease it being specific to, representative of or identifying Company or any of its Subsidiaries; or (ii) part of the range is used on other products of the Company Business.

(17)         “Company Branding” means, collectively, (i) the Company Trademarks, (ii) Trademarks, Internet Properties, Copyrights, Designs and design patents owned by or licensed to any of the Company or any of its Subsidiaries immediately prior to the Distribution Time (other than Trademarks, Copyrights, Designs and design patents included in the SpinCo Intellectual Property) in the trade dress, look-and-feel, visual identity or appearance of the products (including such products as found at https://www.unilever.com/) (and their packaging) sold under any of the Company Trademarks immediately prior to the Distribution Time; and (iii) Company Barcodes.

(18)          “Company Business” means the businesses, operations and activities conducted (i) at any time prior to, on or after the Distribution Time by any member of the Company Group or (ii) prior to the Distribution Time, by any member of the SpinCo Group that is a Subsidiary of the Company prior to the Distribution Time, in each of case (i) and (ii) that are not included in the SpinCo Business.

(19)          “Company Group” means the Company and each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of the Company.

(20)         “Company Logos” means the logos (and Copyrights therein) owned by the Company consisting of stylized figurative representations of the letter “U” such as the following:

(and any confusingly similar representations) and other such logos (and Copyrights therein) owned by the Company consisting of, containing or incorporating stylized figurative representations of “UNILEVER” (including in combination with the letter “U”) or that do not otherwise fall within SpinCo Intellectual Property.

(21)         “Company Ordinary Shares” means ordinary shares of the Company with a nominal value of 3 1/2 pence.

(22)         “Company Trademarks” means any Trademark owned by or licensed to any of the Company or any of its Subsidiaries immediately prior to the Distribution Time (other than the Trademarks included in the SpinCo Intellectual Property), including the name “UNILEVER” and any Trademark and Internet Properties consisting of, containing or incorporating “UNILEVER”, in each case, together with all derivatives, formatives and variations thereof, including “UNILEVER” FOOD SOLUTIONS and all Designs, design patents and logos (and Copyrights therein) associated therewith and all parts of any of the foregoing (other than such Designs, design patents and logos (and Copyrights therein) and all parts thereof included in the SpinCo Intellectual Property); provided that the mark “FOOD SOLUTIONS” shall not comprise a Company Trademark where it is not combined with “UNILEVER”.

(23)         “Contract” means any contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument, that is, in each case, legally binding.

(24)         “Data Sharing Agreement” has the meaning given to it in Schedule 7.7.

(25)         “Data Sharing Principles” means the principles attached as Exhibit C.

(26)         “Dedicated Food Entities” means the entities set forth on Appendix 3 to the Separation Step Plan.

(27)         “Disclosure Documents” means (a) any registration statement to be filed by SpinCo with the SEC or other applicable Governmental Authority to effect the registration of shares of SpinCo Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, and (b) any information statement, prospectus, offering memorandum, circular, current or periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority in connection with the Distribution and the transactions contemplated hereby.

(28)         “Distribution Agent” means the Company’s registrar or other qualified entity selected by the Company.

(29)         “Distribution Date” means the date on which the Company transfers the Distribution Percentage of the issued and outstanding SpinCo Common Stock as of immediately prior to the Distribution Time to the holders of Company Ordinary Shares in connection with the Distribution.

(30)         “Distribution Percentage” means (x) if a 100% Distribution Election (as defined in the Merger Agreement) is not made by the Company, 84.77% as adjusted in the event of a U.S. Asset Sale Election (as defined in the Merger Agreement) so as to cause the shares of Parent Common Stock received as consideration in any asset sale pursuant to the U.S. Asset Sale Election, when aggregated with any shares of Parent Common Stock received in the First Merger (as defined in the Merger Agreement) in exchange for Retained Shares (as defined in the Merger Agreement), to not exceed the number of shares of Parent Common Stock that would have been held by DutchCo immediately following the First Merger Effective Time had neither a U.S. Asset Sale Election nor a 100% Distribution Election been made; and (y) if a 100% Distribution Election is made by the Company, 100%.

(31)         “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which for accounting purposes shall be deemed to be 12:01 a.m., New York City time, unless another time is selected by the Company and Parent.

(32)         “Dutch SpinCo Assets” means the SpinCo Assets of the Dutch SpinCo Business.

(33)         “Dutch SpinCo Business” means the SpinCo Business conducted in the Netherlands.

(34)         “Dutch SpinCo Liabilities” means the SpinCo Liabilities of the Dutch SpinCo Business.

(35)         “Employee Matters Agreement” means the Employee Matters Agreement entered into by and among Parent, the Company, SpinCo and DutchCo as of the date hereof.

(36)         “Environmental Law” means any Law relating to pollution or protection of the environment or human health.

(37)         “Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any actual or alleged (i) compliance or noncompliance with any Environmental Law or Permit required by Environmental Law, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Substance, (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Substance, or (iv) any Action or claim under Environmental Law relating to the foregoing.

(38)         “Establishment Costs” means the costs indicated as “Establishment Costs” on Schedule 1.1(38), together with any other costs that are determined to be Establishment Costs by the Separation Committee.

(39)         “Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing or any other Contract or obligation pursuant to which such Person is or may become obligated to issue, sell or return any of the foregoing, in any such case of any of clauses (a) through (e) of this definition, whether owned or held beneficially, of record or legally.

(40)         “Euronext Amsterdam” has the meaning set forth in the Merger Agreement.

(41)         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(42)         “Excluded Businesses” means any business, operations or activities set forth in Schedule 1.1(42).

(43)         “Excluded Entity” means the entity listed on Schedule 1.1 (43).

(44)         “FCA” means the UK Financial Conduct Authority.

(45)         “Financing” has the meaning set forth in the Merger Agreement.

(46)         “First Merger Effective Time” has the meaning set forth in the Merger Agreement.

(47)         “Force Majeure” means, with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, labor unrest, epidemics, pandemics, nuclear incidents, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism. For the avoidance of doubt, the receipt by a party of an unsolicited offer from a third Person to acquire all or part of the securities or assets of such party shall not constitute a Force Majeure.

(48)         “French SpinCo Assets” means the SpinCo Assets of the French SpinCo Business.

(49)         “French SpinCo Business” means the SpinCo Business conducted in France.

(50)         “French SpinCo Liabilities” means the SpinCo Liabilities of the French SpinCo Business.

(51)         “Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

(52)         “Group” means the Company Group, the SpinCo Group or the Parent Group, as the context requires.

(53)         “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

(54)         “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and UK-adopted international accounting standards.

(55)         “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(56)         “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof, but, with respect to Article VI, excluding proceeds from any self-insurance, captive insurance or similar program.

(57)         “Intellectual Property Rights” means any and all intellectual property or industrial property rights (created or arising in any jurisdiction anywhere in the world, whether registered or unregistered and whether under common law, statute or otherwise) including such rights in and to: (i) patents, utility models, statutory invention registrations, certificates of invention, design patents and similar or equivalent rights in inventions, all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, and all rights therein provided by international treaties and conventions, and including any registrations, applications for registration and all extensions and renewals for any of the foregoing (“Patents”) and rights in inventions (whether or not patentable); (ii) trademarks, certification marks, service marks, geographical indications, slogans, trade dress, trade names, service names and logos, including all goodwill associated therewith, and all other designations of origin, in each case whether or not registered, and registrations, applications for registration and all extensions and renewals for any of the foregoing (“Trademarks”); (iii) all rights (excluding Patents, Trademarks and Copyrights in the same), including any sui generis rights, in or protecting any designs, in each case whether or not registered, and registrations and applications for registration and all extensions and renewals for any of the foregoing (“Designs”); (iv) all rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media accounts or handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and including any applications for any of the foregoing (“Internet Properties”); (v) trade secret rights and rights in Know-How and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons; (vi) copyrights and any other equivalent rights in works of authorship or copyrightable subject matter (including rights in Software as a work of authorship and any sui generis rights in databases) and any other related rights of authors, including any arising under any treaties or conventions, in each case whether or not registered, and registrations, applications for registration and all extensions and renewals for any of the foregoing (“Copyrights”); (vii) all other similar or equivalent intellectual property or proprietary rights anywhere in the world; and (viii) all actions and rights to sue at law or in equity, and to any remedies thereto, for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

(58)         “Intellectual Property SpinCo Agreements” means each agreement addressing Intellectual Property Rights matters that is finalized in accordance with the applicable term sheets set forth in Schedule 1.1(58), that is entered into or to be entered into by and between a member of the Company Group, a member of the SpinCo Group and (if applicable) a member of the Parent Group at or prior to the Distribution Time.

(59)         “Internal Asset Sales” means each transaction identified as such in the Separation Step Plan.

(60)         “Internal Distribution” means each transaction identified as such in the Separation Step Plan.

(61)         “Inventory” means all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade.

(62)         “IOM Accounts Payable” means the accounts payable which relate exclusively to the SpinCo Business arising under an IOM Agreement.

(63)         “IOM Accounts Receivable” means the accounts receivable which relate exclusively to the SpinCo Business arising under an IOM Agreement.

(64)         “IOM Agreements” has the meaning given to it in Schedule 7.7.

(65)         “IP Action” means any Intellectual Property Rights registry proceeding, administrative proceeding, court proceeding or other Action in respect of or asserting any Intellectual Property Rights concerning: (i) the opposition, revocation, proprietorship, invalidity or other challenge of or to Intellectual Property Rights; or (ii) the infringement, misappropriation, unauthorized use or other violation of Intellectual Property Rights.

(66)         “IRS” means the U.S. Internal Revenue Service.

(67)         “IT Assets” means all systems, networks and other tangible information technology, including computers, servers, workstations, tablets, phones, servers, blades, peripheral devices, data centers, and equipment and infrastructure related to the foregoing.

(68)         “Know-How” means all confidential, industrial, commercial or proprietary information, knowledge or data, in each case, in any form and not in the public domain, including trade secrets, know-how and technical data, including any that comprise commercial, industrial, financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports including technical reports and research reports, analyses, formulas, formulations, recipes, designs, prototypes, methods, techniques, processes, research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, ideas, inventions and invention disclosure documents, in each case, other than Patents and IT Assets.

(69)         “Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.

(70)         “Liabilities” means any liability, debt, guarantee, assurance, commitment, cost, expense, interest, or obligation of any kind and however arising (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, reserved or unreserved, determined or determinable, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

(71)         “Lien” has the meaning set forth in the Merger Agreement.

(72)         “Manufacturing Services Agreements” or “MSA” means each manufacturing service agreement that is finalized in accordance with the applicable Term Sheet and Schedule 7.7, entered into or to be entered into by and between a member of the Company Group and a member of the Parent Group at or prior to the Distribution Time.

(73)         “Outside Date” has the meaning set forth in the Merger Agreement.

(74)         “Overhead and Shared Services” means the ancillary, proprietary or corporate shared services that, in each case, are provided in the ordinary course to, or used in, both the SpinCo Business and the Company Business, including the services and processes described in Schedule 1.1(74), but, for avoidance of doubt, excluding such services consisting of the provision of IT Assets by a third party to both the SpinCo Business and the Company Business pursuant to any Shared Contract.

(75)         “Parent Group” means Parent and each Person that is or becomes a Subsidiary of Parent (including, after the First Merger Effective Time, SpinCo and the other members of the SpinCo Group).

(76)         “Party” means the Company, Dutch HoldCo, SpinCo or Parent, as appropriate, and “Parties” means the Company, Dutch HoldCo, SpinCo and Parent.

(77)         “Permanent Financing” has the meaning set forth in the Merger Agreement.

(78)         “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other organization or entity of any kind.

(79)         “Pillar Two Law” has the meaning set forth in the Tax Matters Agreement.

(80)         “Pillar Two Taxes” has the meaning set forth in the Tax Matters Agreement.

(81)         “Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

(82)         “Real Estate License Agreement” means one or more agreements pursuant to which a member of the SpinCo Group or member of the Company Group (as applicable) shall lease, sublease or license to a member of the SpinCo Group or member of the Company Group (as applicable), for a period, the relevant portion of a real property owned or leased by such member of the SpinCo Group or member of the Company Group (as applicable), with such agreement(s) to follow the Real Estate License Agreements Principles, except as otherwise agreed among the Parties.

(83)         “Real Estate License Agreements Principles” means the principles set forth in Schedule 2.11.

(84)         “Recipient Dependencies” has the meaning given to it in Schedule 7.7.

(85)         “Record Date” means the close of business on the date determined by the Company Board (or a committee thereof) as the record date for the determination of holders of record of Company Ordinary Shares entitled to receive SpinCo Common Stock pursuant to the Distribution.

(86)         “Registered IP” means all United States, international, convention or foreign (i) granted Patents and pending Patent applications; (ii) registered Trademarks and pending Trademarks applications; (iii) registered Copyrights and pending Copyright registration applications; and (iv) registered Designs and pending Design registration applications; and (v) registered Internet Properties.

(87)         “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, disposing or dumping into the environment.

(88)         “Reorganization” means the steps taken to effect the separation of the SpinCo Business from the Company Business, as more fully described in this Agreement and the other applicable Transaction Documents, including the steps set forth in the Separation Step Plan.

(89)         “Replacement Parent Award” has the meaning set forth in the Merger Agreement.

(90)         “Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent relating to, arising out of or resulting from the Excluded Assets, Excluded Liabilities or the Excluded Businesses.

(91)         “Retention” means the retention by the Company Group of shares of SpinCo Common Stock representing the Retention Percentage of the outstanding shares of SpinCo Common Stock immediately following the Distribution, provided that if the Distribution Percentage is 100%, there shall be no Retention.

(92)         “Restricted Cash” means (i) any SpinCo Cash to the extent that it is not freely usable by a SpinCo Entity in the relevant jurisdiction in which it operates because such cash and cash equivalents are subject to restrictions or limitations on use(including cash which is held in escrow or as collateral in respect of any obligation), or (ii) any SpinCo Cash that is held in a bank account in the jurisdictions set forth on Schedule 1.1(92).

(93)         “Retention Percentage” means 100% less the Distribution Percentage.

(94)         “Reverse Asset Usage Agreements” or “RAUA” means each reverse asset usage agreement that is finalized in accordance with the applicable Term Sheet and Schedule 7.7, entered into or to be entered into by and between a member of the Company Group and a member of the Parent Group at or prior to the Distribution Time.

(95)         “Reverse Manufacturing Services Agreements” or “RMSA” means each reverse manufacturing service agreement that is finalized in accordance with the applicable Term Sheet and Schedule 7.7, entered into or to be entered into by and between a member of the Company Group and a member of the Parent Group at or prior to the Distribution Time.

(96)         “Sanctions” has the meaning set forth in the Merger Agreement.

(97)         “SEC” means the U.S. Securities and Exchange Commission.

(98)         “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

(99)         “Separate Transfer” means each transaction identified as such in the Separation Step Plan.

(100)       “Separate Transfer Instruments” means, collectively, the Asset Purchase Agreement, the agreements to implement the Separate Transfers, or any conveyancing, transfer, sale or assignment agreement in connection with any of the foregoing.

(101)       “Separately Assumed Liabilities” means, collectively, all SpinCo Liabilities accepted or assumed by any member of the SpinCo Group, or by Parent or any of its Subsidiaries, pursuant to the transactions contemplated by the Separate Transfer Instruments.

(102)       “Separately Transferred Assets” means, collectively, all SpinCo Assets transferred, assigned, sold or conveyed to any member of the SpinCo Group, or to Parent or any of its Subsidiaries, pursuant to the transactions contemplated by the Separate Transfer Instruments.

(103)       “Separation Costs” means the costs indicated as “Separation Costs” on Schedule 1.1(38), together with any other costs that are determined to be Separation Costs by the Separation Committee.

(104)       “Separation Step Plan” means (i) until such time as an updated Separation Step Plan is developed in accordance with Section 2.1(c)(iii), the plan and structure set forth on Schedule 1.1(104), and (ii) following the development of an updated Separation Step Plan in accordance with Section 2.1(c)(iii), such updated Separation Step Plan.

(105)       “Shared Contracts” means the Contracts and other commitments, obligations or arrangements between the Company or any other member of the Company Group, on the one hand, and one or more third parties, on the other hand, in each case as of immediately prior to the Distribution Time, that benefit both (a) the SpinCo Business and (b) the Company Business; provided that Shared Contract excludes any Contract that is (i) in respect of real property; or (ii) provides for the usage of IT Assets or Software (except where such Contract is primarily used or held for use in the operation of the SpinCo Business).

(106)       “Software” means (i) computer programs, including any and all software implementations of algorithms, routines, models and methodologies, whether in source code or object code form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, configurations, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons and (iv) all documentation, including user manuals, programmer notes and other training documentation related to any of the foregoing.

(107)       “Specified Entities” means the entities on Schedule 1.1(107).

(108)       “SpinCo Barcode” means any UPC, EAN, IAN, QR Code or other symbol that is used to identify a product of the SpinCo Business to which it is affixed which represents or incorporates data or coding that is specific to such product excluding any Company Barcode.

(109)       “SpinCo Business” means the business, operations and activities of researching and developing, manufacturing, packaging, marketing, selling, distributing, providing services related to and conducting ancillary activities related to, products contained within the Foods operating and reporting segment of the Company, as such business has been conducted from time to time prior to the Distribution Time by or on behalf of any member of the Company Group or the SpinCo Group, including (x) under any predecessor operating and reporting segment of the Company to the Foods operating and reporting segment (but only to the extent that such predecessor operating and reporting segment conducted activities related to food products similar in nature to the products contained within the Foods operating and reporting segment of the Company) and (y) in respect of the SpinCo Trademarks set forth in Schedule 2.2(a)(vii)(A); provided that the SpinCo Business shall not include any Excluded Businesses.

(110)       “SpinCo Business Records” means all Books and Records to the extent related to, used in or necessary, as of immediately prior to the Distribution Time, for the operation of the SpinCo Business, including financial, employee (including confidentiality, non-disclosure or intellectual property assignment agreements entered into by any employee of the SpinCo Group), litigation, accounting and other books and general business operating documents, instruments, manuals, papers, data, books, books of account, records and files (including regulatory dossiers, correspondence and related documentation); provided that the definition of “SpinCo Business Records” shall not include (x) any material that the Company Group is not permitted by applicable Law to disclose or transfer to the SpinCo Group or (y) any of the Intellectual Property Rights embodied therein.

(111)       “SpinCo Contract” means (a) any Contract (other than any Shared Contract, any Contract in respect of real property or any Contract that is an Excluded Asset or Excluded Liability) to which the Company or any of its Subsidiaries is a party or to which any of the SpinCo Assets is subject, in each case that relates exclusively to or is used exclusively in connection with the SpinCo Business, (b) the portion of any Shared Contract assigned or otherwise allocated to the SpinCo Group pursuant to Section 2.5, (c) to the extent assignable, any non-disclosure and confidentiality agreements entered into in connection with the possible sale of the SpinCo Business with any potential purchaser thereof to the extent restricting the use or disclosure of information of the SpinCo Business or any SpinCo Asset and (d) the Contracts set forth in Schedule 1.1(111).

(112)       “SpinCo Disclosure Schedule” has the meaning set forth in the Merger Agreement.

(113)       “SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

(114)       “SpinCo Entities” means all of the entities designated as Subsidiaries of SpinCo in the Separation Step Plan as agreed by the Parties from time to time.

(115)       “SpinCo Financial Information” has the meaning set forth in the Merger Agreement.

(116)       “SpinCo Group” means (a) prior to the Distribution Time, SpinCo, each Person that will be a Subsidiary of SpinCo as of immediately after the Distribution Time, including the SpinCo Entities (even if, prior to the Distribution Time, such Person is not a Subsidiary of SpinCo) and each Person proposed to be transferred, assigned, sold or conveyed (directly or indirectly) to Parent or any of its Subsidiaries pursuant to the Separate Transfer Instruments; and (b) on and after the Distribution Time, SpinCo, each Person that is a Subsidiary of SpinCo immediately after the Distribution Time, each other Person that becomes a Subsidiary of SpinCo thereafter and each Person that has or is proposed to be transferred, assigned, sold or conveyed (directly or indirectly) to Parent or any of its Subsidiaries pursuant to the Separate Transfer Instruments.

(117)       “SpinCo Leased Real Property” means the real property that is leased, subleased, licensed or sub-licensed, as tenant, subtenant, licensee or sublicense, by a member of the Company Group or the SpinCo Group which exclusively or primarily relates to the SpinCo Business, together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof, including the real property set forth on Schedule 1.1(117).

(118)       “SpinCo Note Distribution” means the distribution by SpinCo to Dutch HoldCo of a note with an aggregate principal amount equal to the SpinCo Note Amount, if the SpinCo Note Amount is greater than zero.

(119)       “SpinCo Note Amount” is an amount equal to the excess of (a) $15,700,000,000 over (b) the sum of (x) the aggregate purchase price payable to the Company and/or the other members of the Company Group pursuant to the Separate Transfer Instruments (excluding any amount of VAT thereon, and for the avoidance of doubt, not including any amounts payable in respect of Transfer Taxes in connection therewith, the responsibility for and the burden of such VAT and Transfer Taxes being allocated in accordance with the Tax Matters Agreement) and (y) the principal amount of any notes issued in consideration for the Internal Asset Sales to the extent they will remain outstanding immediately following the First Merger. For the avoidance of doubt, any amounts payable under the Adjustment Payment Note shall not adjust the SpinCo Note Amount.

(120)       “SpinCo Owned Real Property” means the real property that is owned by a member of the Company Group or the SpinCo Group which exclusively or primarily relates to the SpinCo Business, together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof, including the real property set forth on Schedule 1.1(120).

(121)       “SpinCo Permits” means all Permits owned, held by or granted to the Company or any of its Subsidiaries that are (a) used primarily by the SpinCo Business, (b) owned, held by or granted to a SpinCo Entity, or (c) primarily related to operations at the SpinCo Owned Real Property or the real property which is or will be the subject of the SpinCo Real Property Leases; provided that any Permits shall be deemed to be Excluded Assets to the extent the transfer of any such Permits to the SpinCo Entities in connection with the transactions contemplated by this Agreement is not permitted by applicable Law or the terms of such Permit (subject to Section 2.4).

(122)       “SpinCo Real Property Leases” means the leases, subleases, licenses, sublicenses or other agreements with respect to any SpinCo Leased Real Property between the Company, SpinCo or any Subsidiary of the Company or SpinCo, as tenant, subtenant, licensee or sublicense, and any third Person, as landlord, sublandlord, licensor or sublicensor.

(123)       “Split Site” means the SpinCo Owned Real Property or SpinCo Leased Real Property interests held by the Company or a member of the Company Group set out in Schedule 1.1(123);

(124)       “Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

(125)       “Tangible and Personal Property” means all equipment, machinery, parts, spare parts, tools, molds, lab assets, furniture or other personal property; provided, that Tangible and Personal Property does not include IT Assets and any Technology.

(126)       “Tangible Information” means information that is contained in written, electronic or other tangible forms.

(127)       “Tax” has the meaning set forth in the Tax Matters Agreement.

(128)       “Tax Authority” has the meaning set forth in the Tax Matters Agreement.

(129)       “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit D, to be entered into at or prior to the Distribution Time by and among the Company, Dutch HoldCo, SpinCo and Parent in connection with the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

(130)       “Tax Return” has the meaning set forth in the Tax Matters Agreement.

(131)       “Technology” means all embodiments of Intellectual Property Rights (excluding embodiments of Trademarks and no other Intellectual Property Rights), including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software, Know-How or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that the definition of Technology shall not include any IT Assets, Tangible and Personal Property, Books and Records or any Intellectual Property Rights embodied therein.

(132)       “Term Sheets” means the term sheets for the MSA, AUA, RMSA, and RAUA attached as Exhibits E, F, G, and H to this Agreement.

(133)       “Third Party Consents” has the meaning given to it in Schedule 7.7.

(134)       “Third Party Provider Agreements” has the meaning given to it in Schedule 7.7.

(135)       “Third Party Providers” has the meaning given to it in Schedule 7.7.

(136)       “Toll Manufacturing Agreements” or “TMA” has the meaning given to it in Schedule 7.7.

(137)       “Trade Controls” has the meaning set forth in the Merger Agreement.

(138)       “Transaction Documents” has the meaning set forth in the Merger Agreement.

(139)       “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution SpinCo Transfer Documents and the Separate Transfer Instruments.

(140)       “Transition Support Termination” means the effective date of the termination or expiration of the Transitional Services Agreement or any other transition agreement entered into between members of the Company Group, on one hand, and members of the SpinCo Group or Parent Group, on the other hand, as applicable.

(141)       “Transitional Services Agreement” means the transitional services agreement that is finalized in accordance with Schedule 7.7, entered into or to be entered into by and between the Company and SpinCo at or prior to the Distribution Time.

(142)       “TSA Parties” has the meaning given to it in Schedule 7.7.

(143)       “TSA Provider” has the meaning set forth in the Schedule 7.7.

(144)       “TSA Recipient” has the meaning set forth in the Schedule 7.7.

(145)       “TSA Schedule” has the meaning given to it in Schedule 7.7.

(146)       “TSA Service Charges” has the meaning given to it in Schedule 7.7.

(147)       “TSA Service” has the meaning set forth in the Schedule 7.7.

(148)       “TUPE” has the meaning given to it in Schedule 7.7.

(149)       “US Tax Materials” has the meaning given to it in the Tax Matters Agreement.

(150)       “U.S. Asset Sale Election” has the meaning set forth in the Merger Agreement.

(151)       “Willful Breach” means, with respect to any obligation, covenant or agreement of a party in this Agreement or any Transaction Document, any action or omission taken or omitted to be taken by such party in material breach of such obligation, covenant or agreement that such party intentionally takes (or intentionally fails to take or perform) with actual knowledge that such action or omission would, or would reasonably be expected to, cause or result in a breach of this Agreement or such Transaction Document.

Section 1.2             Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Definition	Location

Aggregate Purchase Price	Section 2.17(a)
Agreed Procedures	Section 4.1
Agreement	Preamble
Audited Party	Section 4.2(c)
Chosen Courts	Section 9.3
Closing Adjustment	Section 2.7(a)(i)
Combined Trademarks and Internet Properties	Section 2.2(a)(vii)
Company	Preamble
Company Accounts	Section 2.13(a)
Company Board	Recitals
Company Business Records	Section 2.2(a)(xi)
Company Confidential Information	Section 7.2(b)
Company Controlled Actions	Section 6.9(b)
Company Indemnification Obligations	Section 6.2
Company Indemnified Parties	Section 6.1
Company Released Persons	Section 5.1(a)
Company’s Final Allocation	Section 2.17(c)
Corporate Policies	Section 7.3(a)
Covered Policies	Section 7.3(b)
Cut-Off Time	Section 2.7(a)(iv)
Delayed Transferred Asset	Section 2.4(b)
Delivered Technology	Section 2.12(a)
Dispute	Section 8.1
Disputed Items	Section 2.7(f)
Distributed Shares	Section 3.1(b)(ii)
Distribution	Recitals
Dutch HoldCo	Preamble
Dutch Put Option	Section 2.16(d)
Dutch Put Option Agreement	Section 2.16(d)
Dutch Put Option Notice	Section 2.16(d)
Escalation Notice	Section 8.2(a)
Estimated Closing Adjustment	Section 2.7(a)(ii)
Estimated Net Working Capital	Section 2.7(b)
Estimated Net Working Capital Adjustment	Section 2.7(a)(iii)
Estimated SpinCo Cash	Section 2.7(b)
Estimated SpinCo Indebtedness	Section 2.7(b)
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Final Adjustment Statement	Section 2.7(f)
Final Allocation	Section 2.17(c)
Final Closing Adjustment	Section 2.7(j)

First Merger	Recitals
French Put Option	Section 2.16(c)
French Put Option Agreement	Section 2.16(c)
French Put Option Notice	Section 2.16(c)
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Indemnity Payment	Section 6.4(a)
Independent Accounting Firm	Section 2.7(f)
Independent Accounting Firm’s Report	Section 2.7(f)
Local Trademarks and Internet Properties	Section 2.2(a)(vii)
Mediation Notice	Section 8.2(b)
Merger Agreement	Recitals
Merger Sub I	Recitals
Merger Sub II	Recitals
Mergers	Recitals
Mixed Action	Section 6.9(d)
Net Working Capital	Section 2.7(a)(iv)
Net Working Capital Adjustment	Section 2.7(a)(v)
Notice of Disagreement	Section 2.7(e)
Other Party’s Auditors	Section 4.2(c)
Parent	Preamble
Post-Distribution SpinCo Transfer Documents	Section 2.4(a)
Pre-Closing Documents	Section 7.7(b)
Pre-Distribution Transfer Documents	Section 2.1(b)
Preliminary Adjustment Statement	Section 2.7(d)
Preliminary Allocation	Section 2.17(b)
Representatives	Section 7.2(a)
Resolution Period	Section 2.7(f)
Review Period	Section 2.7(e)
Separate Action	Section 6.9(c)
Separation Committee	Section 2.14
SpinCo	Preamble
SpinCo Accounts	Section 2.13(a)
SpinCo Assets	Section 2.2(a)
SpinCo Branding	Section 2.2(a)(vii)
SpinCo Cash	Section 2.7(a)(vi)
SpinCo Common Stock	Recitals
SpinCo Confidential Information	Section 7.2(a)
SpinCo Controlled Actions	Section 6.9(a)
SpinCo Indebtedness	Section 2.7(a)(vii)
SpinCo Indemnification Obligations	Section 6.1
SpinCo Indemnified Parties	Section 6.2
SpinCo Insurance Policies	Section 2.2(a)(xiii)
SpinCo Intellectual Property	Section 2.2(a)(vii)
SpinCo Inventory	Section 2.2(a)(iii)
SpinCo IT Assets	Section 2.2(a)(ix)

SpinCo Liabilities	Section 2.3(a)

SpinCo Prepaid Expenses	Section 2.2(a)(x)
SpinCo Released Persons	Section 5.1(b)
SpinCo Subsidiary Equity Securities	Section 2.2(a)(i)
SpinCo Tangible and Personal Property	Section 2.2(a)(vi)
SpinCo Technology	Section 2.2(a)(viii)
SpinCo Trademarks	Section 2.2(a)(vii)
Target Net Working Capital	Section 2.7(a)(viii)
Third-Party Claim	Section 6.5(a)
Transaction Expenses	Section 2.7(a)(ix)

Article II

THE REORGANIZATION

Section 2.1             Transfer of Assets and Assumption of Liabilities Prior to the Distribution.

(a)            Subject to Section 2.4, Section 2.5, and Section 2.16, and in accordance with the Separation Step Plan and to the extent not previously effected pursuant to the steps of the Separation Step Plan that have been completed prior to the date of this Agreement, prior to the Distribution Date:

(i)             SpinCo Assets. The Company and Dutch HoldCo shall, and shall cause the applicable other members of the Company Group to, assign, transfer and convey to SpinCo or one or more of the members of the SpinCo Group designated by SpinCo, and SpinCo or such other members of the SpinCo Group, as applicable, shall accept from the Company, Dutch HoldCo and the applicable other members of the Company Group, all of the respective direct or indirect right, title and interest in and to the SpinCo Assets (other than Separately Transferred Assets) of the Company, Dutch HoldCo and such other members of the Company Group (it being understood and agreed that (A) if any SpinCo Asset shall be held by a SpinCo Entity or a wholly owned Subsidiary of a SpinCo Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo or a member of the SpinCo Group as a result of the transfer of all of the Equity Interests in such SpinCo Entity from the Company or Dutch HoldCo or the other members of the Company Group to SpinCo or a member of the SpinCo Group, and (B) any Separately Transferred Assets shall be transferred and conveyed in accordance with the Separate Transfer Instruments and not pursuant to this Agreement);

(ii)            SpinCo Liabilities. SpinCo or one or more members of the SpinCo Group designated by SpinCo shall accept and assume from the Company, Dutch HoldCo and the other members of the Company Group and agree faithfully to perform, discharge and fulfill the SpinCo Liabilities in accordance with their respective terms. SpinCo and such other members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided, that nothing contained herein shall preclude, restrict or otherwise inhibit SpinCo or one or more of the members of the SpinCo Group from asserting against third parties any defenses available to the legal entity that incurred or holds such SpinCo Liability) or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, infringement, misuse, fraud or misrepresentation by any member of the Company Group or the SpinCo Group (it being understood and agreed that any Separately Assumed Liabilities shall be transferred and conveyed in accordance with the Separate Transfer Instruments);

(iii)           Excluded Assets. The Company and Dutch HoldCo shall, and shall cause SpinCo and the applicable members of the SpinCo Group to, assign, transfer and convey to the Company, Dutch HoldCo or one or more other members of the Company Group, and the Company, Dutch HoldCo or such other members of the Company Group shall accept from SpinCo and such applicable members of the SpinCo Group, all of the respective direct or indirect right, title and interest in and to any Excluded Assets of SpinCo or the other members of the SpinCo Group in the manner specified by the Company or Dutch HoldCo to be so assigned, transferred and conveyed; and

(iv)           Excluded Liabilities. The Company, Dutch HoldCo or one or more of the other members of the Company Group designated by the Company (other than SpinCo or the members of the SpinCo Group) shall accept and assume from SpinCo or one or more members of the SpinCo Group and agree faithfully to perform, discharge and fulfill the Excluded Liabilities in accordance with their respective terms, and the Company, Dutch HoldCo or the other applicable members of the Company Group shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude, restrict or otherwise inhibit the Company, Dutch HoldCo or one or more of the applicable members of the Company Group from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, infringement, misuse, fraud or misrepresentation by any member of the Company Group or the SpinCo Group or any of their respective directors, officers, employees, agents or Affiliates.

(b)           In furtherance of any such assignment, transfer or assumption pursuant to Section 2.1(a), and without any additional consideration therefor (other than in connection with Internal Asset Sales as provided in the Separation Step Plan), each of SpinCo and the Company shall prepare, execute and deliver, and cause their Affiliates to prepare, execute and deliver, such documents and instruments as may be reasonably necessary or appropriate to effect and/or evidence such assignment, transfer or assumption, in each case to the extent reasonably requested by the other (with all of such documents and instruments referred to collectively herein as the “Pre-Distribution Transfer Documents”); provided, however, that the Company shall provide Parent with a reasonable opportunity to review and comment on all Pre-Distribution Transfer Documents and shall take into account such comments in good faith prior to execution, and provided, further, any provisions in the Pre-Distribution Transfer Documents relating to VAT and/or Transfer Taxes (each as defined in the Tax Matters Agreement) which may be payable in respect of the transfer of the SpinCo Business pursuant to the relevant Pre-Distribution Transfer Document shall be consistent with the provisions relating to VAT and/or Transfer Taxes in the Tax Matters Agreement, including Schedule 1 to the Tax Matters Agreement. Except for the representations, warranties and covenants contained in this Agreement or the Merger Agreement, the Parties or their Affiliates shall not be required to make any other express or implied representation, warranty or covenant, either written or oral, in the Pre-Distribution Transfer Documents.

(c)            Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a):

(i)             each of the Company, Dutch HoldCo and SpinCo shall take, and shall cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Separation Step Plan, Section 2.5, Section 2.11, Section 2.12 and Section 2.13 (whether prior to, at or after the Distribution Time);

(ii)            Parent shall, and shall cause each member of the Parent Group to, provide all such cooperation and assistance as the Company Group or SpinCo Group may reasonably request in connection with the finalization of and implementation of the Separation Step Plan and the transactions contemplated thereby, including the Separate Transfers; and

(iii)           the Company and Dutch HoldCo shall provide Parent with an updated, detailed draft Separation Step Plan (including an initial proposal for the Separate Transfers, SpinCo Entities and transactions intended to be tax-free under local law), in accordance with the process set forth in Schedule 2.1(c)(iii). The Company, Dutch HoldCo and Parent shall work together in good faith to agree the detailed Separation Step Plan, including a schedule of the Separate Transfers (which shall include identification of the applicable local sellers and local buyers in relation to the Asset Purchase Agreement) and SpinCo Entities, including identifying the ATB Companies and any Active Business. Once such detailed Separation Step Plan is finalized in accordance with the process set forth in Schedule 2.1(c)(iii), any changes to the Separation Step Plan and schedule of Separate Transfers and SpinCo Entities shall be subject to Parent’s approval (such approval not to be unreasonably conditioned, withheld, or delayed), to the extent any such changes would have an adverse impact in any material respect on Parent, any member of the Parent Group or any member of the SpinCo Group or the SpinCo Business (other than an impact, the costs or Liabilities for which are fully reimbursed to Parent or any member of the SpinCo Group or otherwise fully borne by the Company) or to the extent such changes would reasonably be expected to materially impair, materially delay or otherwise have an adverse impact on the ability of the Company and Dutch HoldCo to perform their obligations hereunder or to consummate the transactions contemplated hereby, including the Reorganization. Parent may propose changes to the Separation Step Plan, which the Company shall consider in good faith.

(d)           Following any amendments to the Separation Step Plan or schedule of Separate Transfers, the Company shall provide Parent with an updated copy of the Separation Step Plan or schedule of Separate Transfers or SpinCo Entities (as applicable), which shall then (subject to any approval rights of Parent pursuant to the preceding paragraph (c)) be deemed to be the Separation Step Plan or schedule of Separate Transfers or SpinCo Entities (as applicable) for purposes of this Agreement.

(e)            Without prejudice to the provisions of the Merger Agreement, to the extent that the assignment, transfer or conveyance of any Excluded Asset or SpinCo Asset, or the assumption of any Excluded Liability or SpinCo Liability, requires any Approvals or Notifications, (x) the Parties shall use their reasonable best efforts and cooperate in good faith to obtain or make such Approvals or Notifications, respectively, as soon as reasonably practicable and (y) each Party, at the reasonable request of the Company or Parent, as applicable, shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to assign (or, to the extent requested by the Company, novate) all Contracts and other Assets or Liabilities for which one or more members of the SpinCo Group have right, title or interest or are liable and that do not constitute SpinCo Assets or SpinCo Liabilities, as applicable, or for which one or more members of the Company Group have right, title or interest or are liable and that do not constitute Excluded Assets or Excluded Liabilities, as applicable, so that, in any such case, the members of the applicable Group will be solely responsible for the applicable Liabilities; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither the Company nor SpinCo or any of their respective Affiliates shall be obligated to (i) amend or modify any Contract (except as expressly set forth in the foregoing clause (y)), (ii) modify, relinquish, forbear or narrow any right, (iii) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, (iv) incur any out-of-pocket cost or expense (unless such cost or expense will be borne exclusively by Parent) or (v) commence any Action, in each case in connection with the actions required by the foregoing clauses (x) and (y); provided, further, that the obligation to take any such action shall terminate on the date that is twelve (12) months after the Distribution Date (or, solely with respect to any Delayed Transferred Asset, twelve (12) months after the applicable Transition Support Termination). If the Company or SpinCo is unable to obtain, or to cause to be obtained, any required Approvals or Notifications in connection with clause (y) of the preceding sentence, the Company and SpinCo will, to the extent permitted by applicable Law (and, in the case of clause (x) or (y), the terms of the applicable Contract), use reasonable best efforts to enter into subcontracting or other arrangements, effective as of the Distribution Time or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer (or novation) or assumption of such Excluded Asset, SpinCo Asset, Excluded Liability or SpinCo Liability to or by the appropriate Party (including the performance by such Party of any obligations in connection therewith) as of the Distribution Time. In furtherance of the foregoing, (i) the Party that is intended to hold such Excluded Asset, or SpinCo Asset or assume such Excluded Liability or SpinCo Liability, as applicable, will, as agent or subcontractor for the other or the applicable member of the other Party’s Group, pay, perform and discharge fully the Liabilities of the applicable Party or the applicable member of the other Party’s Group thereunder from and after the Distribution Time in accordance with any such alternate arrangement and (ii) the Party that continues to hold such Excluded Asset or SpinCo Asset or remain liable for such Excluded Liability or SpinCo Liability, as applicable, will, or will cause the applicable member of such Party’s Group to, at the other Party’s expense, from and after the Distribution Time hold in trust for and pay to the other Party promptly upon receipt thereof all income, proceeds and other consideration received such Party (or the applicable member of its Group) in connection with such alternate arrangement; provided that for purposes of this sentence, with respect to any Delayed Transferred Asset, references to the Distribution Time in this sentence will refer instead to the applicable Transition Support Termination. The Party that is intended to hold such Excluded Asset or SpinCo Asset or assume such Excluded Liability or SpinCo Liability shall indemnify the other Party and hold it harmless against any Liabilities arising from the agent or subcontractor relationship described in this paragraph. The Company and SpinCo shall, and shall cause their Affiliates to, to the extent permitted by applicable Law, (i) for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, treat any SpinCo Asset, SpinCo Liability, Separately Transferred Asset, Separately Assumed Liability, Excluded Asset or Excluded Liability transferred, assigned or assumed after the First Merger Effective Time or after the effective time of the applicable Separate Transfer Instrument pursuant to this Section 2.1(e) or Section 2.4 as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan) and/or the applicable Separate Transfer Instrument and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

Section 2.2             Allocation of Assets.

(a)            “SpinCo Assets” means, subject to Section 2.16, in each case to the extent existing and owned or held immediately prior to the Distribution Time by the Company, Dutch HoldCo or any of their Subsidiaries, the Company’s, and Dutch HoldCo’s and their Subsidiaries’ right, title and interest in, to and under the following Assets, but in each case excluding any Excluded Assets:

(i)             the Equity Interests of the SpinCo Entities (other than SpinCo) (collectively, the “SpinCo Subsidiary Equity Securities”);

(ii)            subject to Section 2.11(b) in respect of the Split Sites, the SpinCo Owned Real Property and the SpinCo Real Property Leases;

(iii)           all Inventory where legal title is held by a member of the SpinCo Group as of immediately prior to the Distribution Time (the “SpinCo Inventory”);

(iv)           the SpinCo Contracts;

(v)            the SpinCo Permits;

(vi)           the Tangible and Personal Property that is (A) located at a SpinCo Owned Real Property or SpinCo Leased Real Property (provided that, in the case of a Split Site, the foregoing shall refer to such property located at that portion that relates exclusively to the SpinCo Business), other than the Tangible and Personal Property that is leased under a Contract that is not a SpinCo Contract or (B) primarily used or held for use in connection with the operation of the SpinCo Business (clauses (A) and (B) together, the “SpinCo Tangible and Personal Property”);

(vii)          (A) the Registered IP set forth in Schedule 2.2(a)(vii)(A) (other than any rights in that Schedule in so far as they may cover India or Nepal); (B) any Trademarks constituting Registered IP or Internet Properties, in any jurisdiction anywhere in the world (other than any rights in so far as they may cover India or Nepal), that consist of, contain or incorporate any of the names set forth in Schedule 2.2(a)(vii)(B), provided that, in respect of JIF this shall include only rights insofar as they are primarily used or held for use in the SpinCo Business; (C) any unregistered Trademarks, in any jurisdiction anywhere in the world (other than any rights in so far as they may cover India or Nepal) that consist of, contain or incorporate any of the names set forth in Schedule 2.2(a)(vii)(B), in so far as the same are primarily used or held for use in the SpinCo Business, in each case of (B) and (C), excluding any such Trademarks or Internet Properties, as applicable, that also contain or incorporate the name “UNILEVER” or any Company Logos (“Combined Trademarks and Internet Properties”) (the foregoing (A)-(C), the “SpinCo Trademarks”), (D) any Trademarks, Copyrights, Designs and design patents (other than any rights in so far as they may cover India or Nepal) in the trade dress, look-and-feel, visual identity or appearance of the products (and their packaging) sold under any of the SpinCo Trademarks immediately prior to the Distribution Time, which Trademarks, Copyrights, Designs and design patents are primarily used or held for use in the operation of the SpinCo Business (together with the SpinCo Trademarks, the “SpinCo Branding”), and (E) the Intellectual Property Rights (other than Trademarks, the SpinCo Branding and Combined Marks and Internet Properties, except for any Trademark inadvertently omitted from the Trademarks covered under clauses (A)-(D) above where such Trademark is, after the Parties have discussed in good faith, reasonably determined to be manifestly primarily used or held for use in the SpinCo Business) whether or not registered or pending registration owned by the Company or Dutch HoldCo or any of their Subsidiaries and that are primarily used or held for use, in the operation of the SpinCo Business immediately prior to the Distribution Time (other than any rights in so far as they may cover India or Nepal) (collectively with the SpinCo Branding, the “SpinCo Intellectual Property”), together with (i) all IP Actions and all other claims and causes of action against third parties related to such SpinCo Intellectual Property, whether known or unknown, contingent or noncontingent, (ii) all rights to register, prosecute, maintain, defend, record and enforce the SpinCo Intellectual Property, (iii) the right to sue and seek all remedies for past, present and future infringement, violation or misappropriation of the SpinCo Intellectual Property and recover all damages, royalties and other proceeds and sums whether due, payable, accrued or arising in respect of the SpinCo Intellectual Property before, on or after the Distribution Time, (iv) all rights to claim priority based on the SpinCo Intellectual Property under the Laws of any jurisdiction or under international conventions or treaties, and (v) all goodwill connected with the use of or symbolized by the Trademarks included in the SpinCo Intellectual Property; but in each case of (A)-(E), excluding (X) any Trademarks constituting Registered IP or Internet Properties, in any jurisdiction anywhere in the world, that consist of, contain or incorporate any of the names set forth in the definition of Indian Foods Brands Local set forth on Schedule 1.1(42); and (Y) any unregistered Trademarks, in any jurisdiction anywhere in the world, that consist of, contain or incorporate any of the names set forth in the definition of Indian Foods Brands Local set forth on Schedule 1.1(42), in so far as the same are primarily used or held for use in the Indian and Nepalese Business immediately prior to the Distribution Time (“Local Trademarks and Internet Properties”);

(viii)        any Technology with respect to which the Intellectual Property Rights therein are owned by the Company or Dutch HoldCo or any of their Subsidiaries immediately prior to the Distribution Time to the extent primarily used in the SpinCo Business as of immediately prior to the Distribution Time, excluding any IT Assets and any SpinCo Business Records (the “SpinCo Technology”); provided, that the Company, Dutch Holdco and their Subsidiaries shall be entitled to retain and redact any portion of the SpinCo Technology to the extent not embodying any SpinCo Intellectual Property and otherwise related exclusively to the Company Business; provided, further, that the Company may retain copies of SpinCo Technology to the extent used in or held for the operation of the Company Business in the twelve (12) months immediately prior to the Distribution Time or where SpinCo Intellectual Property embodied therein is licensed to the Company Group pursuant to any Intellectual Property SpinCo Agreement or Transaction Document, in each case, subject to the Company’s obligations of confidentiality under Section 7.2 and subject to the terms of the applicable Intellectual Property SpinCo Agreement or Transaction Document, including any restrictions of usage therein;

(ix)           the IT Assets exclusively used or held for use in the SpinCo Business or located at a SpinCo Owned Real Property or SpinCo Leased Real Property (provided that, in the case of a Split Site, the foregoing shall refer to such assets location at that portion that relates exclusively to the SpinCo Business) that are (A) owned by the Company or Dutch HoldCo or any of their Subsidiaries or (B) leased or licensed by the Company or Dutch HoldCo or any of their Subsidiaries under a Contract relating to the SpinCo Business (clauses (A) and (B) together, the “SpinCo IT Assets”); provided, that, this Section 2.2(a)(ix) shall not be interpreted as including any Intellectual Property Rights embodied in such IT Assets, and provided, further, that any hardware included in the SpinCo IT Assets may (after consultation with the Separation Committee, including to provide information on any proposed re-configuration) be re-configured by the Company to remove functionalities and settings, to the extent both exclusively used in the Company Business and specific to the Company and its Subsidiaries, in each case, in a manner that would not impair the functionality of such SpinCo IT Assets with respect to the SpinCo Business;

(x)            other than with respect to Taxes (which are governed by the Tax Matters Agreement), any prepaid expenses, credits, deposits and advance payments, in each case, to the extent relating to any other SpinCo Asset (the “SpinCo Prepaid Expenses”);

(xi)           a copy of the SpinCo Business Records; provided that the Company, Dutch HoldCo and their Subsidiaries shall be permitted to retain, and, subject to Section 7.2 and the other terms and conditions of this Agreement and any Transaction Documents, use copies of (A) any SpinCo Business Records that as of the Distribution Time are used in or necessary for the operation or conduct of the Company Business, solely to the extent reasonably required for such operation or conduct and solely for such purpose, or for which the use or content thereof is licensed to be used pursuant to any Transaction Document, (B) any SpinCo Business Records that the Company, Dutch HoldCo or their Subsidiaries is required by Law to retain, solely for the purpose of complying with such Law and not for any other purpose (and if copies are not provided to SpinCo, then, to the extent permitted by Law, such copies will be made available to SpinCo upon SpinCo’s reasonable request), (C) one (1) copy of any SpinCo Business Records solely to the extent required to demonstrate compliance with applicable Law or pursuant to reasonable ordinary-course internal compliance procedures or related to any Excluded Assets or the Company’s, Dutch HoldCo and/or their Affiliates’ obligations under this Agreement, the Merger Agreement or any of the other Transaction Documents, and (D) “back-up” electronic tapes of such SpinCo Business Records maintained by the Company, Dutch HoldCo or their Subsidiaries in the ordinary course of business, solely for disaster recovery and business continuity purposes and which shall not be accessed, used or restored except for such purposes or as otherwise required by Law (such material in clauses (A) through (D) above, the “Company Business Records”);

(xii)          other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement) or insurance, rights available to or being pursued by the Company or Dutch HoldCo or any of their Subsidiaries in connection with any Action or any other claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent primarily relating to the SpinCo Business, any SpinCo Asset or any SpinCo Liability (other than the Retained Claims);

(xiii)         all Insurance Policies exclusively insuring the SpinCo Business (the “SpinCo Insurance Policies”) and all rights and claims thereunder;

(xiv)         (A) all accounts receivable in the name of a member of the SpinCo Group; and (B) without duplication of any accounts receivable under (A), all IOM Accounts Receivable (the “SpinCo Accounts Receivable”);

(xv)          the Assets set forth in Schedule 2.2(a)(xv);

(xvi)         all Assets of the Company, Dutch HoldCo and their Subsidiaries as of immediately prior to the Distribution Time that are expressly provided by the Merger Agreement, this Agreement or any other Transaction Document (other than the Separate Transfer Instruments) as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(xvii)        the SpinCo Cash;

(xviii)       any proceeds from the sale, divestment or disposition of any SpinCo Asset or any part of the SpinCo Business in connection with the obligations set forth in Section 7.5 of the Merger Agreement;

(xix)         any and all Assets taken into account in the Net Working Capital set forth in the Final Adjustment Statement; and

(xx)          all other Assets of the Company, Dutch HoldCo and their Subsidiaries as of immediately prior to the Distribution Time that are primarily related to the SpinCo Business; provided that the intention of this clause (xx) is only to rectify any omission of the conveyance to SpinCo of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have been classified as a SpinCo Asset. No Asset will be deemed to be a SpinCo Asset solely as a result of this clause (xx) if it is within any category of Assets addressed by any other section of this Section 2.2(a).

The Parties acknowledge and agree that a single Asset may fall within more than one of clauses (i) through (xx) above; such fact does not imply that (A) such Asset shall be transferred more than once or (B) any duplication of such Asset is required.

(b)           “Excluded Assets” means all of the Assets of the Company, Dutch HoldCo and their Subsidiaries other than the SpinCo Assets (including Separately Transferred Assets), including the following:

(i)             all Equity Interests (excluding the SpinCo Subsidiary Equity Securities and any equity securities of SpinCo);

(ii)            other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement), all accounts receivable as of the Distribution Time other than the SpinCo Accounts Receivable;

(iii)           all cash, cash equivalents and marketable securities, including all checks, drafts and wires deposited for the account of the Company, Dutch HoldCo or any of their Subsidiaries that have not been credited by the receiving bank, other than SpinCo Cash set forth in the Final Adjustment Statement;

(iv)           all Inventory other than the SpinCo Inventory;

(v)            all Insurance Policies (excluding the SpinCo Insurance Policies) and all rights and claims thereunder;

(vi)           all real property, whether owned, leased, subleased, licensed or otherwise occupied by the Company, Dutch HoldCo or any of their Subsidiaries, and any equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property located thereon, and any prepaid rent, security deposits and options to renew or purchase related thereto, other than the SpinCo Owned Real Property or the real property which is the subject of the SpinCo Real Property Leases;

(vii)          all Permits other than the SpinCo Permits;

(viii)        all Tangible and Personal Property, other than the SpinCo Tangible and Personal Property;

(ix)           all Contracts, other than SpinCo Contracts;

(x)            all IT Assets other than the SpinCo IT Assets;

(xi)           all Intellectual Property Rights other than the SpinCo Intellectual Property, including the Company Trademarks, Company Logos, Combined Trademarks and Internet Properties and Local Trademarks and Internet Properties;

(xii)          all Technology that is not SpinCo Technology and any retained copies of SpinCo Technology that the Company is permitted to retain pursuant to Section 2.2(a)(viii);

(xiii)         all credit support from the Company, Dutch HoldCo or the applicable other members of the Company Group from which the SpinCo Business benefits;

(xiv)         all Company Business Records, and all other Books and Records of the Company and all of its Subsidiaries (including the members of the SpinCo Group) other than the SpinCo Business Records;

(xv)          all rights that accrue or shall accrue to the Company, Dutch HoldCo or any of the members of the Company Group pursuant to this Agreement, the Merger Agreement or any other Transaction Document;

(xvi)         other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement), all prepaid expenses, credits, deposits and advance payments other than the SpinCo Prepaid Expenses;

(xvii)        all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability;

(xviii)   (A) all attorney-client privilege and attorney work-product protection of the Company, Dutch HoldCo or their Subsidiaries arising as a result of legal counsel representing the Company, Dutch HoldCo, their Subsidiaries or the SpinCo Entities in connection with the sale of the SpinCo Business and the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents, (B) all documents subject to attorney-client privilege and work-product protection described in the foregoing subsection (A), and (C) all documents maintained by the Company, Dutch HoldCo, their Subsidiaries or their respective Representatives in connection with the sale of the SpinCo Business, including the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents;

(xix)         except as required by applicable Law and except as set out in the Employee Matters Agreement, all of the assets of, all of the assets relating to, and all rights under, any employee benefit or welfare plan or any related Contract between any Person and the Company, Dutch HoldCo or any of their Affiliates (including the employee benefit plans of the Company, Dutch HoldCo and their Subsidiaries);

(xx)          all Insurance Proceeds which the Company, Dutch HoldCo or any of their Subsidiaries has a right to receive;

(xxi)          all Retained Claims;

(xxii)         the Assets set forth on Schedule 2.2(b)(xxii); and

(xxiii)       except for (A) those Assets expressly identified as SpinCo Assets in clauses (i) through (xx) of the definition of “SpinCo Assets” and (B) the Separately Transferred Assets, all Assets of the Company, Dutch HoldCo or any of their Subsidiaries, wherever located, whether tangible or intangible, real, personal or mixed.

Section 2.3             Allocation of Liabilities.

(a)            “SpinCo Liabilities” means, other than with respect to Taxes (which are governed by the Tax Matters Agreement), all of the following Liabilities (other than Excluded Liabilities), whether arising before, at or after the Distribution Time, of the Company, Dutch HoldCo or any of their Subsidiaries, or any of their respective predecessor companies, subject to Section 2.16:

(i)             other than Environmental Liabilities (which are addressed in Section 2.3(a)(vii)), all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business (including (x) the ownership, occupation or use of the SpinCo Assets (including the Separately Transferred Assets) and any Actions that relate to, arise out of or result from the operation or conduct of the SpinCo Business or ownership, occupation or use of the SpinCo Assets (including the Separately Transferred Assets), (y) all alleged or actual hazards or defects in safety, labels, marketing, manufacture, purity, ingredient or nutritional value, including any failure to warn or alleged or actual breach of express or implied warranty or representation, of any product of the SpinCo Business and (z) the recall of any product of the SpinCo Business), in each case, whenever arising;

(ii)            all Liabilities arising out of or relating to any SpinCo Contracts, including customer purchase orders or other customer Contracts for products or services of the SpinCo Business, or the SpinCo Permits;

(iii)           all Liabilities arising out of or in connection with the SpinCo Real Property Leases, including any breaches, alleged breaches or termination thereof, including but not limited to any deposit forfeited by a landlord, sublandlord, licensor or sublicensor;

(iv)           all Liabilities arising under or relating to any SpinCo Intellectual Property, including the use thereof, and any IP Actions related thereto or in respect of the SpinCo Business;

(v)            all Liabilities assumed by, retained by or agreed to be performed by SpinCo or any of its Subsidiaries and Affiliates pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document;

(vi)           all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from information provided by or on behalf of Parent contained in any of the Disclosure Documents;

(vii)          all Environmental Liabilities to the extent relating to, arising out of or resulting from (A) the conduct, ownership or operation of the SpinCo Business or (B) the ownership or operation of the SpinCo Assets;

(viii)         (A) all accounts payable in the name of a member of the SpinCo Group; and (B) without duplication of any accounts payable under (A), all IOM Accounts Payable (the “SpinCo Accounts Payable”);

(ix)           any and all Liabilities taken into account in the Net Working Capital or the SpinCo Indebtedness set forth in the Final Adjustment Statement;

(x)            all Liabilities relating to, arising out of or resulting from any actions taken by any member of the Company Group in furtherance of the Company's obligations under Section 2.11; and

(xi)           all Liabilities relating to, arising out of or resulting from any Action, to the extent relating to the SpinCo Business or the SpinCo Assets (including the Separately Transferred Assets).

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (i) through (xi) above; such fact does not imply that (a) such Liability shall be transferred more than once or (b) any duplication of such Liability is required.

(b)           For the purposes of this Agreement, “Excluded Liabilities” means, all of the Liabilities of the Company, Dutch HoldCo or any of their respective Subsidiaries or any member of the SpinCo Group that is a Subsidiary of the Company prior to the Distribution Time or any of their respective predecessor companies or businesses other than the SpinCo Liabilities, including, but not limited to:

(i)              all Liabilities of the Company, Dutch HoldCo or their Subsidiaries to the extent related to any Excluded Assets or any Company Business (other than any Liabilities for which SpinCo, Parent or any of their Subsidiaries expressly has responsibility pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets or Company Business between the Company, Dutch HoldCo or any of their Subsidiaries, on the one hand, and SpinCo, Parent or any of their Subsidiaries, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);

(ii)            all accounts payable other than the SpinCo Accounts Payable;

(iii)           all Liabilities assumed by, retained by or agreed to be performed by the Company, Dutch HoldCo or any of their Subsidiaries (other than the SpinCo Entities) pursuant to the Merger Agreement, this Agreement or any other Transaction Document;

(iv)           all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from information provided by or on behalf of the Company or any member of the Company Group or SpinCo Group in any of the Disclosure Document; and

(v)            all Environmental Liabilities to the extent relating to, arising out of or resulting from (A) the conduct or operation of the Company Business prior to, on or after the Distribution Time, or (B) the ownership or operation of the Excluded Assets prior to, on or after the Distribution Time, in the case of each of the foregoing including such Environmental Liabilities for which a member of the SpinCo Group may be legally responsible under any Environmental Law to the extent relating to, arising out of or resulting from the conduct or operation of any business other than the SpinCo Business prior to the Distribution Time.

Section 2.4             Non-Transferred and Delayed Transferred Assets and Liabilities.

(a)            Notwithstanding anything in this Agreement to the contrary, if (x) any SpinCo Asset (including any Separately Transferred Asset) cannot be assigned or transferred to, or any SpinCo Liability cannot be assumed by, a member of the SpinCo Group (or to or by Parent or any of its Subsidiaries, as applicable) without an Approval or Notification or (y) any Excluded Asset cannot be assigned or transferred to, or any Excluded Liability cannot be assumed by a member of the Company Group without an Approval or Notification, and in either case such Approval or Notification has not been obtained or made prior to the Distribution Time, then, unless the Company and SpinCo (or the Company and Parent, as applicable) shall mutually otherwise determine, such assignment, transfer or assumption shall automatically be deemed to be deferred, with any such purported transfer, assignment or assumption deemed null and void until such time as such Approvals are obtained or such Notifications are made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities, and any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities, for all other purposes of this Agreement. If the required Approval is subsequently obtained or such Notification is subsequently made, the relevant Asset will be automatically assigned and transferred to, or the relevant Liability will be automatically assumed by, SpinCo (or Parent or any of its Subsidiaries, as applicable) or the Company, as applicable, or a member of the applicable Party’s respective Group designated by such Party without any further action required on the part of any Person, in accordance with the terms of this Agreement and the other Transaction Documents, provided, however, that if further action is required to make such assignment, assumption or transfer, each of SpinCo (or Parent, as applicable) and the Company shall, without any additional consideration therefor, execute and deliver, and cause their Affiliates to execute and deliver, such documents and instruments as may be reasonably necessary to effect and/or evidence such assignment, assumption or transfer (with all of such documents and instruments referred to collectively herein as the “Post-Distribution SpinCo Transfer Documents”); provided, further, that any provisions in the Post-Distribution SpinCo Transfer Documents relating to VAT and/or Transfer Taxes (each as defined in the Tax Matters Agreement) which may be payable in respect of the transfer of the SpinCo Business pursuant to the relevant Post-Distribution SpinCo Transfer Document shall be consistent with the provisions relating to VAT and/or Transfer Taxes in the Tax Matters Agreement, including Schedule 1 to the Tax Matters Agreement.

(b)            Notwithstanding anything in this Agreement to the contrary, if the Parties agree in writing (including pursuant to the terms of any Transaction Document) or if otherwise it is reasonably necessary or appropriate to delay the transfer or assignment to SpinCo or one or more of its Subsidiaries (or Parent or any of its Subsidiaries, as applicable) of any SpinCo Asset until the applicable Transition Support Termination to allow the Company or any of its Subsidiaries to perform their respective obligations under the Transitional Services Agreement (including any Contract to which the SpinCo Group will be provided with the benefit and/or burden pursuant to the terms of the Transitional Services Agreement or is subject to an IOM Agreement) (each such SpinCo Asset, a “Delayed Transferred Asset”), such Delayed Transferred Asset shall not be transferred or assigned to SpinCo or any of its Subsidiaries at or prior to the Distribution Time. Where a Delayed Transferred Asset is the portion of a Shared Contract that is a SpinCo Asset, references in Section 2.5 to the “Distribution Time” shall be deemed to refer to the “Transition Support Termination.” Upon the applicable Transition Support Termination, the relevant Delayed Transferred Asset shall be automatically assigned and transferred to SpinCo or its Subsidiaries without any further action required on the part of any Party, provided, however, that if further action is required to make such assignment or transfer, each of SpinCo (or Parent, as applicable) and the Company shall, without any additional consideration therefor, execute and deliver, and cause their Affiliates to execute and deliver, such documents and instruments as may be reasonably necessary to effect and/or evidence such assignment and transfer, and such documents and instruments shall be deemed to be Post-Distribution SpinCo Transfer Documents; provided, further, that if, upon the Transition Support Termination, such Delayed Transferred Asset cannot be assigned or transferred to SpinCo or its Subsidiaries without any Approval or Notification, the provisions of this Section 2.4 and Section 2.1(e) shall apply.

(c)            Additionally, with respect to any real property SpinCo Asset that is within the scope of Section 2.4(a), the terms of Section 2.11 shall also apply, and to the extent of any conflict with the terms of this Section 2.4, the terms of Section 2.11 shall prevail.

Section 2.5             Shared Contracts.

(a)            Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties or the Separation Committee otherwise agree (it being understood and agreed that the Separation Committee consider in good faith any requests by the Company to consider alternative approaches) or the benefits of any Contract described in this Section 2.5 are expressly conveyed or provided to the applicable Party pursuant to this Agreement, the Merger Agreement or any other Transaction Document, from and after the date hereof until the date that is two (2) years after the Distribution Time, the Company shall, and after the Distribution Time, the Company, SpinCo and Parent, as applicable, shall, use commercially reasonable efforts to (x) assign in relevant part to the applicable member(s) of the applicable Group prior to, on or after the Distribution Time, if so assignable, (y) appropriately amend prior to, on or after the Distribution Time, so that each Party or the member of its Group shall, as of the Distribution Time or as soon as practicable thereafter, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the SpinCo Business or the Company Business, as applicable; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled); and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by subcontracting, sublicensing, subleasing or back-to-back agreement or by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Company Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Company Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.5, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.5.

(b)            Except as otherwise required by applicable Law, each of the Company and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, as of the Distribution Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c)            Nothing in this Section 2.5 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of (x) the Parent Group, with respect to members of the Company Group or, prior to the Distribution, the SpinCo Group or (y) the Company Group, with respect to members of the Parent Group (including, following the Distribution, the SpinCo Group)), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.5.

Section 2.6             Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.

(a)            Except (i) as set forth on Schedule 2.6(a), (ii) for this Agreement, the Merger Agreement and the other Transaction Documents (and each other Contract expressly contemplated by this Agreement, any other Transaction Document, the Separation Step Plan or the Merger Agreement to be entered into or continued by the Company and SpinCo or any of the members of their respective Groups after the Distribution Time, including the Transfer Documents) and (iii) for any Contracts to which any Person, other than the Company, SpinCo and their respective wholly owned Subsidiaries, is a party, in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and the Company and each member of the Company Group, on the other hand, hereby terminate, effective as of the Distribution Time, all Contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand, that are effective or outstanding as of immediately prior to the Distribution Time.

(b)            Except as set forth on Schedule 2.6(b), other than any IOM Accounts Payable, any IOM Accounts Receivable and any payables, receivables or other intercompany accounts under any Transaction Document or the Separation Step Plan, the Company shall, as of the Distribution Time, eliminate (including by way of settlement) all intercompany accounts existing prior to the Distribution Time, whether payables or receivables, between a member of the SpinCo Group, on the one hand, and a member of the Company Group, on the other hand. Any such intercompany accounts that are settled after the Cut-Off Time shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Cut-Off Time. Intercompany balances and accounts solely among any members of the SpinCo Group or any members of the Company Group shall not be affected by the above provisions of this Section 2.6(b).

(c)            The arrangements described in this Section 2.6 will be eliminated or satisfied, in the Company’s sole discretion, by way of repayment, capital contribution, distribution, forgiveness, offset, or any combination of the foregoing without any further Liability to, or obligation of, each of SpinCo or any member of the SpinCo Group or any member of the Parent Group, on the one hand, and the Company or any member of the Company Group or any Affiliate of the Company, on the other hand. No Contract terminated pursuant to Section 2.6(a) (including any provision thereof that purports to survive termination) or intercompany Liability eliminated pursuant to Section 2.6(b) shall be of any further force or effect from and after the Distribution Time.

Section 2.7             Certain Adjustments.

(a)            Certain Definitions.

(i)             “Closing Adjustment” means an amount equal to (A) the SpinCo Cash, minus (B) the SpinCo Indebtedness, plus (C) the Net Working Capital Adjustment (which may be a positive or negative number).

(ii)            “Estimated Closing Adjustment” means an amount equal to (A) the Estimated SpinCo Cash, minus (B) the Estimated SpinCo Indebtedness, plus (C) the Estimated Net Working Capital Adjustment (which may be a positive or negative number).

(iii)           “Estimated Net Working Capital Adjustment” means (A) if the Estimated Net Working Capital exceeds (or is less negative than) the Target Net Working Capital, then a positive amount equal to the full amount of such excess over the Target Net Working Capital, (B) if the Target Net Working Capital exceeds (or is less negative than) the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess over the Estimated Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).

(iv)          “Net Working Capital” means as of 11:59:59 p.m. immediately prior to the Distribution Time (the “Cut-Off Time”), an amount (which may be a positive or negative number) equal to (i) the current assets of the SpinCo Business, minus (ii) the current liabilities of the SpinCo Business, in each case, which are included in the line item categories specifically identified in Exhibit I, but excluding (A) any corporate income Tax-related assets or liabilities, (B) any non-income Tax related assets or liabilities, except such non-income Tax related assets or liabilities of the Dedicated Food Entities other than the Excluded Entity, (C) any deferred Tax assets or liabilities, (D) other than as set forth in, or contemplated by, the Employee Matters Agreement (including, without limitation, Article XVI thereof) which, for the avoidance of doubt, will be included in Net Working Capital, any current liabilities of the SpinCo Business for salary, vacation, Termination/Jubilee Schemes (as defined in the Employee Matters Agreement), incentive pay or other compensatory payments or benefits, to the extent that the Company or any of its Subsidiaries provides payments or benefits of such type, (E) all receivables and payables between SpinCo Entity and another SpinCo Entity, (F) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to Closing pursuant to Section 2.6, (G) any amounts included in SpinCo Cash or SpinCo Indebtedness, (H) the Adjustment Payment Note, any notes or other indebtedness issued by members of the SpinCo Group in connection with the SpinCo Note Distribution or Internal Asset Sales, and (I) the Excluded Assets and Excluded Liabilities. The Net Working Capital will be determined in accordance with the Accounting Principles.

(v)            “Net Working Capital Adjustment” means (A) if the Net Working Capital exceeds (or is less negative) the Target Net Working Capital, then a positive amount equal to the full amount of such excess over the Target Net Working Capital, (B) if the Target Net Working Capital exceeds (or is less negative) the Net Working Capital, then a negative amount equal to the full amount of such excess over the Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).

(vi)           “SpinCo Cash” means the aggregate amount of cash and cash equivalents, including checks, uncleared lodgments, money orders, marketable securities, short-term instruments, bank and other depositary accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, funds in time and demand deposits or similar accounts, in each case, of SpinCo and the other members of the SpinCo Group as of the Cut-Off Time, determined in accordance with the Accounting Principles; provided that SpinCo Cash shall not include any (A) Restricted Cash, (B) outstanding checks, or (C) bank overdrafts.

(vii)         “SpinCo Indebtedness” means, without duplication, in each case calculated in accordance with the Accounting Principles, the aggregate amount outstanding with respect to any of the following of any member of the SpinCo Group as of the Cut-Off Time: (1) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such member of the SpinCo Group for borrowed money (whether current or funded, secured or unsecured), (ii) all obligations of such member of the SpinCo Group evidenced by bonds, debentures, notes or similar instruments for the payment of which such member of the SpinCo Group is responsible or liable (iii) banker’s acceptances, bank guarantees, performance bonds, surety bonds or letters of credit or similar instruments solely to the extent drawn upon and not repaid or reimbursed, and (iv) any obligations of any such member of the SpinCo Group for deferred purchase price or similar payment obligations under any Contract that relates to the acquisition of any business (excluding any indemnification or similar non-purchase price obligations); (2) the excess, if any, of the aggregate grant date fair value of all Replacement Parent Awards granted by Parent to Transferred SpinCo Employees (as defined in the Employee Matters Agreement) over €100,000,000 (as provided in Section 3.5 of the Merger Agreement), along with the employer portion of any payroll Taxes payable in connection with any such excess; (3) the amount of any employer match or non-elective contribution under a Company Savings Plan or SpinCo Savings Plan to the extent outstanding as of the Closing Date and attributable to a payroll period (or portion thereof) occurring prior to the Closing Date, along with the employer portion of any payroll Taxes payable in connection therewith; (4) any “single-trigger” transaction bonus that is or becomes payable by the SpinCo Group or the Merger Sub Group to any current or former employee, officer, director or other individual service provider of the SpinCo Group or the Merger Sub Group solely in connection with, and conditional on, Closing occurring; (5) all net obligations under any and all derivative contracts, such as interest rate, currency or commodity swaps, options, forward contracts, purchase option agreements or any other similar agreement deriving value from fluctuations in interest rates, currency rates or commodity prices (valued at the termination value thereof), which, for the avoidance of doubt, will reduce SpinCo Indebtedness to the extent in any net asset position; (6) declared dividends or distributions to SpinCo’s equity holders for which the record date occurs prior to the Cut-Off Time but the payment date occurs following the Cut-Off Time (excluding the transactions contemplated by this Agreement, including the SpinCo Note Distribution); (7) Transaction Expenses; (8) the amount of Accrued Liabilities (as defined in the Employee Matters Agreement) transferred less assets transferred in accordance with the terms of Article XIV of the Employee Matters Agreement in respect of the In-Scope Plans (as defined in the Accounting Principles); and (9) accrued current corporate income Tax liabilities of the Dedicated Food Entities other than the Excluded Entity reduced by accrued refunds or credits against current corporate income Taxes of the Dedicated Food Entities other than the Excluded Entity. SpinCo Indebtedness shall exclude (x) the Adjustment Payment Note, (y) any notes or other indebtedness issued by members of the SpinCo Group in connection with the SpinCo Note Distribution or Internal Asset Sales, and (z) any deferred income Tax assets or liabilities.

(viii)         “Target Net Working Capital” has the meaning set forth in Schedule 2.7(a)(viii).

(ix)           “Transaction Expenses” means without duplication, to the extent not paid prior to or at the Distribution Time, any and all costs, fees and expenses of outside legal counsel, accountants, experts, consultants, brokers, finders, investment bankers and other representatives incurred by or on behalf of SpinCo and/or any other member of the SpinCo Group prior to the Distribution, in each case, for which a member of the SpinCo Group is liable as of the Distribution Time, in connection with or related to (i) this Agreement, the Merger Agreement or any other Transaction Document to which SpinCo and/or any other member of the SpinCo Group is a party and the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated hereby or thereby (including the Reorganization, the Distribution and any Separate Transfers), or (ii) the preparation, review and audit of any financial statements of the SpinCo Business, provided that Transaction Expenses shall exclude any Establishment Costs or other costs for which Parent, any member of the Parent Group, SpinCo or any member of the SpinCo Group is responsible pursuant to any Transaction Document or the Merger Agreement.

(b)            Estimated Closing Adjustment. No later than ten (10) Business Days prior to the Closing Date, the Company shall prepare and deliver to SpinCo and Parent a written report setting forth the Company’s good faith estimate of (i) the amount of SpinCo Cash (such estimate, the “Estimated SpinCo Cash”), (ii) the amount of SpinCo Indebtedness (such estimate, the “Estimated SpinCo Indebtedness”), (iii) the Net Working Capital as of the Cut-Off Time (such estimate, the “Estimated Net Working Capital”), (iv) the Estimated Net Working Capital Adjustment, and (v) the Estimated Closing Adjustment, prepared in conformity with the requirements of this Agreement, including the Accounting Principles and together with reasonable supporting documentation. The Company will reasonably cooperate with Parent and its Representatives in connection with their review of such written report, including by (x) providing, subject to execution of customary access letters (if applicable), information reasonably necessary in connection with their review of the written report as reasonably requested by Parent, (y) reasonably considering in good faith any revisions to such written report proposed by Parent and (z) revising such written report to reflect any changes mutually agreed by the Company, SpinCo and Parent; provided that no comments provided by Parent shall provide a basis for any delay in the Closing, or shall require any changes to the written report of the Estimated Net Working Capital (or the calculations therein) unless agreed to by the Company.

(c)            (i) If the Estimated Closing Adjustment is a positive number, SpinCo (on behalf of SpinCo and the relevant members of the SpinCo Group) will pay to Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) on the Closing Date the amount of the Estimated Closing Adjustment, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company (or, if agreed between SpinCo and the Company, by means of a note issued by SpinCo to the Company, which Parent shall cause to be repaid immediately following the Closing, any such note, an “Adjustment Payment Note”), or (ii) if the Estimated Closing Adjustment is a negative number, the Company will cause Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) to pay on the Closing Date to SpinCo (on behalf of SpinCo and the relevant members of the SpinCo Group) the absolute value of the Estimated Closing Adjustment, by wire transfer of immediately available funds to one or more accounts designated in writing by SpinCo. No payment shall be due under this Section 2.7(c) if the Estimated Closing Adjustment is zero.

(d)           Within ninety (90) days following the Closing Date, the Company shall deliver to SpinCo a statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s good faith calculation of (i) the amount of SpinCo Cash, (ii) the amount of SpinCo Indebtedness, (iii) the Net Working Capital, (iv) the Net Working Capital Adjustment, and (v) the Closing Adjustment, prepared in conformity with the requirements of this Agreement, including the Accounting Principles;

(e)            If SpinCo disagrees with the Company’s calculation of the Closing Adjustment set forth in the Preliminary Adjustment Statement, SpinCo will deliver to the Company, within thirty (30) days after receipt by SpinCo of the Preliminary Adjustment Statement (the “Review Period”) a written statement describing each objection thereto and SpinCo’s calculation of the Closing Adjustment, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation (the “Notice of Disagreement”). SpinCo will be deemed to have agreed with all items and amounts contained in the Preliminary Adjustment Statement that are not specifically disputed in the Notice of Disagreement. If SpinCo does not deliver a Notice of Disagreement within the Review Period, SpinCo will be deemed to have irrevocably accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(j).

(f)            If SpinCo delivers to the Company a Notice of Disagreement during the Review Period, the Company and SpinCo will attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after the Company’s receipt of the Notice of Disagreement (the “Resolution Period”). If the Company and SpinCo reach a written resolution with respect to all such matters (if any) on or before the final day of the Resolution Period, the Preliminary Adjustment Statement, as modified by such resolution, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(j). If such a resolution is not reached during the Resolution Period, the Company and Parent will promptly (no later than five (5) Business Days after the final day of the Resolution Period) retain an internationally recognized accounting firm reasonably agreed between the Company and Parent (the “Independent Accounting Firm”) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Independent Accounting Firm for resolution in accordance with this Section 2.7(f). The Independent Accounting Firm shall act as an expert and not as an arbitrator. In no event shall the Company or SpinCo (or Parent) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication. The Company and SpinCo will instruct the Independent Accounting Firm to (A) within thirty (30) days after submission of the Disputed Items, make a final determination with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement and (2) within the range of the respective positions taken by each of the Company and SpinCo and (3) based solely on written submissions of the Company and SpinCo (i.e., not on the basis of an independent review), a copy of which shall simultaneously be provided to the other Party, and in accordance with procedures agreed to by the Parties and the Independent Accounting Firm and (B) prepare and deliver to the Company and SpinCo a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accounting Firm’s Report”). Rule 408 of the Federal Rules of Evidence shall apply to each of SpinCo and the Company during any discussions or negotiations during the Resolution Period, and any subsequent dispute arising therefrom. The Independent Accounting Firm’s determination with respect to each Disputed Item as reflected in the Independent Accounting Firm’s Report will be final, conclusive and binding absent fraud or manifest error. The Preliminary Adjustment Statement, as modified by any changes thereto in accordance with any adjustments agreed in writing between the Company and SpinCo during the Resolution Period and the Independent Accounting Firm’s Report, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(j). The Independent Accounting Firm’s determination under this Section 2.7(f) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(g)           Each of SpinCo and the Company will (A) pay its own respective costs and expenses incurred in connection with this Section 2.7 and (B) be responsible for the fees and expenses of the Independent Accounting Firm in connection with this Section 2.7 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Independent Accounting Firm has accepted the respective positions of SpinCo and the Company (which will be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Report). For example, if the Independent Accounting Firm determines that it accepted seventy percent (70%) of the position of the Company, the Company will pay thirty percent (30%) of the fees and expenses of the Independent Accounting Firm and SpinCo will pay the remaining seventy percent (70%) of such fees and expenses.

(h)           In connection with the matters set forth in this Section 2.7, during the Review Period and Resolution Period, each Party and its Representatives shall, subject to execution of customary access letters (if applicable), be provided access to all relevant work papers, schedules and other supporting documents prepared by the other Party or Parties, as applicable, the members of their respective Groups or their respective Representatives and used in connection with the calculation of the Closing Adjustment and access, during normal business hours and upon reasonable notice and in a manner that does not unreasonably interfere with the conduct of such other Party’s business, and any information in such other Party’s possession which such Party reasonably requests, and each Party shall, and shall cause its or their respective Representatives to, cooperate reasonably with the requesting Party or Parties and its or their Representatives in connection therewith.

(i)             The Company and SpinCo agree that the procedures set forth in this Section 2.7 for resolving disputes with respect to the Preliminary Adjustment Statement and the calculation of the Closing Adjustment shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce this Section 2.7, including any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any determination of Disputed Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.

(j)             The Closing Adjustment set forth in the Final Adjustment Statement is referred to herein as the “Final Closing Adjustment”. Within five (5) Business Days after the determination of the Final Closing Adjustment pursuant to this Section 2.7, (i) if the Final Closing Adjustment exceeds the Estimated Closing Adjustment, SpinCo (on behalf of itself and the relevant members of the SpinCo Group) will pay to Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company, or (ii) if the Estimated Closing Adjustment exceeds the Final Closing Adjustment, the Company will cause Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) to pay to SpinCo (on behalf of itself and the relevant members of the SpinCo Group) the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by SpinCo.

(k)            For the avoidance of doubt, the Estimated Closing Adjustment and the Final Closing Adjustment shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement (for the avoidance of doubt, it being understood that the calculation of Transaction Expenses is not such an adjustment); and (ii) be based on facts and circumstances as they exist up to the Distribution Time and shall exclude the effect of any act, decision or event occurring after the Distribution Time (other than the determination of the Final Closing Adjustment in accordance with this Section 2.7).

Section 2.8             Wrong Pockets; Mail and Other Communications; Payments.

(a)            After the Distribution Time (or in the case of Delayed Transferred Assets, after the applicable Transition Support Termination), if either SpinCo or Parent, on the one hand, or the Company, on the other hand, or any of their respective Subsidiaries becomes aware that any of the SpinCo Assets (including any Separately Transferred Assets and any Delayed Transferred Assets) have not been transferred, assigned or conveyed to SpinCo, Parent or any of their Subsidiaries, as applicable, or that any of the Excluded Assets have not been retained by or transferred, assigned or conveyed to the Company or any of its Subsidiaries (other than the SpinCo Group), it will promptly notify the other Parties and the Parties will cooperate in good faith to as promptly as reasonably practicable transfer the relevant asset to the appropriate Party (or appropriate member of such Party’s Group) at the expense of the Party who would have been responsible for the related expenses if such asset had been transferred at the Distribution Time, the time contemplated by the applicable Separate Transfer Instrument or in the case of Delayed Transferred Assets, after the applicable Transition Support Termination.

(b)            After the Distribution Time (or in the case of Delayed Transferred Assets, after the applicable Transition Support Termination), each of the Company, Parent, SpinCo and the members of their respective Groups may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, each of the Company, Parent and SpinCo and the members of their respective Groups authorizes the Company and the other members of the Company Group, on the one hand, or SpinCo, Parent and the other members of the SpinCo Group and Parent Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any member of its Group’s) officers or directors, open (acting solely as agent for the other Party), all mail, packages, facsimiles, email and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.8 are not intended to, and shall not be deemed to, constitute an authorization by any of the Company, Parent, SpinCo or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.

(c)            Except as otherwise provided in the IOM Agreements, the Company shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to SpinCo (or its designated Affiliates) any monies or checks that have been sent to or that are received by the Company or any of its Subsidiaries after the Distribution Time (or in the case of Delayed Transferred Assets, after the applicable Transition Support Termination), including by or from any customers, suppliers or other commercial counterparties of the SpinCo Business or the SpinCo Group to the extent that they constitute a SpinCo Asset.

(d)           Except as otherwise provided in the IOM Agreements, SpinCo and Parent shall, or shall cause their applicable Affiliate to, promptly pay or deliver to the Company (or its designated Subsidiaries) any monies or checks that have been sent to SpinCo, Parent or any of their Affiliates (including the SpinCo Business and the SpinCo Group) after the Distribution Time to the extent that they constitute an Excluded Asset and are the property of the Company or its Subsidiaries hereunder, or prior to the applicable Transition Support Termination, in respect of a Delayed Transferred Asset.

Section 2.9             Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), AND PARENT UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY FREEDOM TO OPERATE, INFRINGEMENT, INVALIDITY OR NON-ENTITLEMENT AS TO ANY INTELLECTUAL PROPERTY RIGHT; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS”, “WHERE IS” BASIS (AND, IN THE CASE OF ANY INTELLECTUAL PROPERTY RIGHTS, SUBJECT TO ALL ENCUMBRANCES AND IP ACTIONS THERETO AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD OR MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. TO THE MAXIMUM EXTENT PERMITTED BY LAW, SPINCO HEREBY WAIVES AND DISCLAIMS ANY RIGHTS IT MAY HAVE AGAINST THE COMPANY IN CONNECTION WITH THE TRANSFER OF ANY INTEREST IN REAL PROPERTY PERTAINING TO DISCLOSURE OF RELEASES OR SUSPECTED RELEASES OR THE PRESENCE OF HAZARDOUS SUBSTANCES WITHIN ANY BUILDING OR FACILITY OR ENVIRONMENTAL CONDITIONS.

Section 2.10           Termination of Certain Overhead and Shared Services. The Parties acknowledge and agree that (a) the SpinCo Business currently receives from the Company and its Subsidiaries certain Overhead and Shared Services, (b) unless otherwise agreed by the Parties, each Overhead and Shared Service shall cease at the Distribution Time, and if it so ceases all corresponding agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time, with no further obligation of any member of the Company Group, SpinCo Group, or Parent Group, and (c) from and after the Distribution Time, SpinCo and Parent (and their Affiliates) shall have no rights or Liabilities under any Shared Contracts that are not SpinCo Contracts, except to the extent set forth and in accordance with the terms and conditions of any Transaction Document.

Section 2.11           Real Property Matters.

(a)            The Parties acknowledge and agree that in order to reduce any disruption to the SpinCo Business and the Company Business following the Distribution Date that:

(i)             in relation to that portion of any applicable SpinCo Owned Real Property or SpinCo Leased Real Property that relates to the Company Business, the Separation Committee shall discuss and shall take into account the reasonable representations of the Company when deciding whether, in respect of such real property, it is appropriate either for the relevant member of the SpinCo Group to:

(A)           grant a Real Estate License Agreement to the Company or the relevant member of the Company Group designated by the Company, on a transitional or long-term basis, to enable the Company or the relevant member of the Company Group to use such portion of such real property to conduct the Company Business; and/or

(B)            formally restructure its interest in such real property (including by way of restructuring lease arrangements, subleasing or assignment) so as to convey to the Company or the relevant member of the Company Group designated by the Company a valid fee simple title or valid leasehold interest (or the relevant local law equivalent) in the applicable portion of the SpinCo Owned Real Property or SpinCo Leased Real Property,

and, in either case, the Parties intend that the costs and benefits associated with the occupation of the relevant part of the SpinCo Owned Real Property or SpinCo Leased Real Property shall be passed through to the Company or the relevant member of the Company Group (as applicable); and

(ii)            to the extent that any real property owned or leased by the Company or any member of the Company Group is used for the purposes of the SpinCo Business but does not exclusively or primarily relate to the SpinCo Business, the Separation Committee shall discuss and shall take into account the reasonable representations of the Parent when deciding whether, in respect of such real property, it is appropriate either for the relevant member of the Company Group to:

(A)           grant a Real Estate License Agreement to SpinCo or the relevant member of the SpinCo Group designated by SpinCo, on a transitional or long-term basis, to enable SpinCo or the relevant member of the SpinCo Group to use such portion of such real property to conduct the SpinCo Business; and/or

(B)            formally restructure its interest in such real property (including by way of restructuring lease arrangements, subleasing or assignment) so as to convey to SpinCo or the relevant member of the SpinCo Group designated by SpinCo a valid fee simple title or valid leasehold interest (or the relevant local law equivalent) in the applicable portion of the relevant real property, and, in either case, the Parties intend that the costs and benefits associated with the occupation of the relevant part of the real property in question shall be passed through to SpinCo or the relevant member of the SpinCo Group (as applicable).

(b)           The Parties acknowledge that it is intended for each Split Site to remain with the Company or the relevant member of the Company Group and to be physically separated (including by restructuring any relevant lease arrangements) in order to convey the portion that relates exclusively to the SpinCo Business to the relevant member of the SpinCo Group. It is further acknowledged that such physical separation and restructuring of proprietary interests may not be complete prior to the Distribution Time including due to the inability to obtain any requisite Approvals or Notifications. Accordingly, as promptly as reasonably practicable following the date hereof, and prior to the Distribution Time, Parent and the Company shall negotiate in good faith a Real Estate License Agreement in respect of the relevant Split Site, subject to such changes as may be required by the Laws, union labor agreements or customary local practice applicable to the real property leased, subleased or licensed thereby.

(c)            Notwithstanding anything in this Agreement to the contrary, to the extent that any Real Estate License Agreement is required in respect of a Split Site pursuant to Section 2.11(b) and such Real Estate License Agreement would require any Approvals or Notifications, Section 2.1(e) will apply.

Section 2.12           Intellectual Property Rights Matters.

(a)            Prior to the Distribution Time, the Company and Parent shall work together in good faith to determine procedures for the delivery by the Company to SpinCo, in each case, to the extent in the possession or control of the Company Group and not already in the possession or control of the SpinCo Group, of the SpinCo Technology and, to the extent lawfully permitted, any other Technology to which SpinCo has a license to the underlying Intellectual Property Rights in such Technology, that in each case is material to and used in the SpinCo Business as of immediately prior to the Distribution Time, including to clone configurations and other Technology that may reside in IT Assets, excluding any IT Assets and SpinCo Business Records (the “Delivered Technology”). Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, deliver the Delivered Technology in accordance with the procedures agreed between the Company and Parent. Without limiting the foregoing, if, following the Distribution Date and prior to the fifth anniversary thereof, any Delivered Technology is not in the possession or control of the SpinCo Group, upon SpinCo’s written request, the Company shall, subject to its document retention policy, deliver, or cause to be delivered, to SpinCo, such Delivered Technology as promptly as reasonably practicable following receipt of such request. Following the Distribution Date, upon receiving SpinCo’s prior written consent, the Company shall, and shall cause its Affiliates to, use reasonable best endeavors to destroy any SpinCo Technology in its possession or control, other than for copies the Company is permitted to retain pursuant to Section 2.2(a)(viii).

(b)           Prior to the Distribution Time, the Company and Parent shall work together in good faith to determine procedures for the delivery by the Company to SpinCo, to the extent in the possession or control of Company and not already in the possession or control of any member of the SpinCo Group, of the prosecution files and dockets, registration certificates (to the extent readily available), litigation files and related opinions of counsel and correspondence relating thereto for each item of SpinCo Intellectual Property constituting Registered IP (such SpinCo Intellectual Property, “SpinCo Registered IP”, and such files, dockets, certificates, opinions and correspondence, “SpinCo Registered IP Files”). Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, (i) deliver the SpinCo Registered IP Files to SpinCo in accordance with the procedures agreed between the Company and Parent, and (ii) provide to SpinCo on the Distribution Date a list of all applicable registry deadlines and deadlines under any IP Actions, in each case, known to the Company, that must be taken within one hundred eighty (180) days of the Distribution Date with respect to each item of SpinCo Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such SpinCo Registered IP.

(c)           Following the Distribution Time, the Company shall, and shall procure that its applicable Subsidiaries shall (i) use reasonable best endeavors to assist and cooperate with SpinCo for SpinCo to prepare and obtain all documentation necessary so as to record a member of the Company Group or the SpinCo Group in the records of the applicable intellectual property offices and domain name registrars throughout the world as the registered proprietor of each item of SpinCo Registered IP without break or error in chain of title and (ii) cooperate in good faith with SpinCo for SpinCo to prepare all documentation for the assignment and transfer of the SpinCo Intellectual Property to SpinCo, or its applicable Subsidiary, and recording such documentation with the applicable intellectual property offices and domain name registrars throughout the world. Each of the Company and SpinCo will bear their own respective internal and legal advisor costs incurred in connection with the foregoing; provided, that SpinCo will bear all official intellectual property office filing fees, disbursements and other third party costs incurred by any member of the Company Group or the SpinCo Group in connection with the foregoing. The foregoing obligation shall expire on the fifth anniversary of the Distribution Date; provided, that following the fifth anniversary of the Distribution Date, upon SpinCo’s written request and at SpinCo’s cost, the Company shall use its commercially reasonable efforts to provide any de minimis assistance reasonably required by SpinCo to resolve any residual recordal issues raised (through no delay, fault or negligence of SpinCo) by such intellectual property offices after such time. Notwithstanding the foregoing, SpinCo shall, and shall procure that its respective Subsidiaries use reasonable best endeavors to promptly commence and complete the recordal process to record the assignment, transfer and proprietorship of the SpinCo Registered IP with all applicable intellectual property and internet domain registries efficiently and as soon as reasonably possible following Closing.

(d)           Without limiting Section 2.12(a), from and after the Distribution Time, each of Company and SpinCo shall, and shall procure that its respective applicable Subsidiaries shall, cooperate in good faith with the other, in taking those steps necessary and executing those documents as may be reasonably required to transfer to and into the name of the applicable member of the SpinCo Group, and to supersede the Company or its Subsidiaries (as applicable) as a party to any IP Actions concerning the SpinCo Intellectual Property notwithstanding any delay in securing a recordal of the assignment or transfer of any underlying SpinCo Registered IP applicable to such IP Action; provided, however, that all such documents concerning the SpinCo Intellectual Property must be approved by both Company and Parent (acting reasonably) prior to and following execution. Without limiting the foregoing, the Company shall, and shall cause the Company Group to, provide reasonable assistance to the SpinCo Group after the Distribution Time in the form of providing information to the extent in the control or possession of the Company in connection with such IP Actions until the second anniversary of the Distribution Date. Each of the Company and SpinCo will bear their own respective internal and legal advisor costs incurred in connection with this Section 2.12(d); provided, that SpinCo will bear all official intellectual property office filing fees, disbursements and other third party costs incurred by any member of the Company Group or the SpinCo Group in connection with the foregoing.

(e)            As of and following the Distribution Date, Parent and SpinCo will not, directly or indirectly, and will cause its respective Subsidiaries not to, directly or indirectly exploit or make use of all or any Company Trademarks or Company Barcodes other than in accordance with any license granted pursuant to the Intellectual Property SpinCo Agreements.

(f)            As of and following the Distribution Date, and except as in accordance with any license or right granted pursuant to this Agreement, the Intellectual Property SpinCo Agreements or the Transaction Documents, the Company will not, directly or indirectly, and will cause its Affiliates not to, directly or indirectly (i) exploit, disclose or make use of all or any part of the SpinCo Intellectual Property (including any Trademarks included therein) or any SpinCo Barcodes or (ii) attempt to apply for, register, defend or enforce registrations for, and rights in, SpinCo Intellectual Property worldwide (or interfere with SpinCo’s efforts to apply for, register, defend or enforce such registrations and rights worldwide).

(g)           Except as in accordance with any license or right granted pursuant to this Agreement, the Intellectual Property SpinCo Agreements or the Transaction Documents (i) the Company, on behalf of itself and the Company Group, hereby acknowledges and agrees that, as of and following the Distribution Date, the Company Group is not retaining and shall not have any right, title or interest in or to the SpinCo Intellectual Property and that, as of and following the Distribution Date, the Company will not, and will cause its Affiliates not to, directly or indirectly, exploit or make use of any of the Combined Trademarks and Internet Properties provided, the foregoing shall not be constructed to prevent the Company Group from using the name “UNILEVER” or the Company Logos anywhere in the world or the name “UNILEVER” FOOD SOLUTIONS in India, Nepal or Portugal (including Madeira and the Azores) and (ii) the Parent and SpinCo, on behalf of itself and the SpinCo Group, hereby acknowledges and agrees that the Parent Group and SpinCo Group is not retaining and shall not have any right, title or interest in or to the Intellectual Property Rights owned by or licensed to any member of the Company Group and that, as of and following the Distribution Date, Parent and SpinCo will not, and will cause its respective members of the Parent Group and SpinCo Group not to, directly or indirectly, exploit or make use of any of the Combined Trademarks and Internet Properties provided, the foregoing shall not be constructed to prevent the Parent Group or SpinCo Group from using the SpinCo Trademarks.

(h)            As soon as reasonably practicable after the Distribution Date, but no later than sixty (60) days after the Distribution Date, the Company shall, and will cause its applicable Affiliates to, cease use of, and where permissible, make such applications or filings to affirmatively abandon or cancel, as applicable, any registrations or applications owned by the Company or any of its Affiliates for any Combined Trademarks and Internet Properties and where such applications or filings are not made the Company shall not and shall cause its Affiliates to not renew registrations for any Combined Trademarks and Internet Properties.

Section 2.13           Bank Accounts; Cash Balances.

(a)            Each of the Company and SpinCo agrees to take, or cause the members of its Group to take, at the Distribution Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that each such SpinCo Account and Company Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Company Account or SpinCo Account, respectively, is de-linked from such Company Account or SpinCo Account, respectively.

(b)           It is intended that, following consummation of the actions contemplated by Section 2.13(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c)            It is intended that, following consummation of the actions contemplated by Section 2.13(a), there will continue to be in place a cash management process pursuant to which the Company Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the Company Group.

(d)           With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Distribution Time, such outstanding checks and payments shall be honored following the Distribution Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, provided that if any such payment is in respect of the Company Business (with respect to a payment by a member of the SpinCo Group) or the SpinCo Business (with respect to a payment by a member of the Company Group), the Party making the payment shall be promptly reimbursed by such other Party.

Section 2.14           Separation Committee. As promptly as reasonably practicable after the date hereof, the Company and Parent shall form a separation committee (the “Separation Committee”) comprised of an equal number of members appointed by the Company and members appointed by Parent, which Separation Committee shall discuss and monitor the Reorganization and the implementation of the Separation Step Plan (including any Separate Transfers), including, but not limited to: (a) monitoring and receiving regular updates in relation to the timing and status of the steps set forth in the Separation Step Plan; (b) discussing and planning in relation to any delays, issues (whether legal, operational, tax, regulatory or otherwise) and remediation plans in relation implementing the Separation Step Plan; and (c) planning, coordinating and overseeing the obtaining of any Approvals or Notifications in relation to any of the foregoing. The Separation Committee, once constituted, shall establish and shall agree in writing on the procedures, policies and practices for the operation of the Separation Committee. A quorum for any meeting of the Separation Committee shall comprise at least one representative from each of the Company and Parent.

Section 2.15           Bulk Sales. Each of the Company and SpinCo hereby waives compliance by each and every member of the SpinCo Group or the Company Group, respectively, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the assignment, transfer or conveyance of any or all of the Excluded Assets to any member of the Company Group or the SpinCo Assets to any member of the SpinCo Group.

Section 2.16           Works Council Matters.

(a)            Parent, SpinCo and the Company acknowledge that, under French labor Laws, one or more works councils of the Company and/or one or more of its Subsidiaries that own French SpinCo Assets or conduct the French SpinCo Business, as applicable, will need to be informed and consulted with respect to (i) the acquisition by members of the SpinCo Group of the French SpinCo Assets and the French SpinCo Business, as applicable, and (ii) assumption by the SpinCo Group of the French SpinCo Liabilities.

(b)            Parent, SpinCo and the Company acknowledge that, under Dutch labor Laws, (x) the central works council of the Company and/or one or more of its Subsidiaries that own the Dutch SpinCo Assets or conduct the Dutch SpinCo Business, as applicable, will need to be informed and consulted with respect to (i) the acquisition by members of the SpinCo Group of the Dutch SpinCo Assets and the Dutch SpinCo Business, as applicable, and (ii) assumption by the SpinCo Group of the Dutch SpinCo Liabilities, as applicable, prior to any decision regarding the exercise of the Dutch Put Option pursuant to the Dutch Works Councils Act (Wet op de Ondernemingsraden) and (y) the Social and Economic Council and relevant trade unions need to be informed, and upon the request of the trade unions, the trade unions need to be consulted, on the acquisition and transfer of the Dutch SpinCo Assets and the Dutch SpinCo Business and assumption of the Dutch SpinCo Liabilities pursuant to the Social and Economic Council Merger Regulation (SER-Besluit Fusiegedragsregels 2015 ter bescherming van de belangen van werknemers), as provided for in the Dutch Put Option Agreement.

(c)            Concurrently with the execution of this Agreement, the Company and SpinCo have entered into a put option agreement, attached as Exhibit J hereto (the “French Put Option Agreement”, and the put option set forth therein, the “French Put Option”), whereby SpinCo (or its applicable designated member of the SpinCo Group) has irrevocably and unconditionally agreed, subject to the terms and conditions set forth therein, to accept the French SpinCo Assets, the French SpinCo Business and French SpinCo Liabilities in accordance with this Agreement upon the Company sending a written notice to SpinCo, in accordance with the terms of the French Put Option Agreement, indicating that it is exercising the French Put Option (the “French Put Option Notice”). Upon delivery to SpinCo of the French Put Option Notice, this Agreement shall apply fully to the French SpinCo Assets, the French SpinCo Business and the French SpinCo Liabilities.

(d)            Concurrently with the execution of this Agreement, the Company and SpinCo have entered into a put option agreement, attached as Exhibit K hereto (the “Dutch Put Option Agreement”, and the put option set forth therein, the “Dutch Put Option”), whereby SpinCo (or its applicable designated member of the SpinCo Group) has irrevocably and unconditionally agreed, subject to the terms and conditions set forth therein, to accept the Dutch SpinCo Assets, the Dutch SpinCo Business and Dutch SpinCo Liabilities in accordance with this Agreement upon the Company sending a written notice to SpinCo, in accordance with the terms of the Dutch Put Option Agreement, indicating that it is exercising the Dutch Put Option (the “Dutch Put Option Notice”). Upon delivery to SpinCo of the Dutch Put Option Notice, this Agreement shall apply fully to the Dutch SpinCo Assets, the Dutch SpinCo Business and the Dutch SpinCo Liabilities.

(e)            Notwithstanding anything to the contrary in this Agreement, unless and until the Company has executed and delivered to SpinCo (x) the French Put Option Notice, the French SpinCo Assets, the French SpinCo Business and the French SpinCo Liabilities will not be considered to constitute part of the SpinCo Assets or SpinCo Liabilities, respectively; and (y) the Dutch Put Option Notice, the Dutch SpinCo Assets, the Dutch SpinCo Business and the Dutch SpinCo Liabilities will not be considered to constitute part of the SpinCo Assets, SpinCo Business or SpinCo Liabilities, respectively.

(f)             It is understood that in entering into this Agreement, the Company is not in any regard bound to exercise the French Put Option or the Dutch Put Option.

(g)            The Parties acknowledge and agree, for the avoidance of doubt, that, for the purposes of this Agreement, the Dutch Put Option Agreement and French Put Option Agreement, in relation to Intellectual Property Rights: (a) the terms "Dutch SpinCo Business" and "Dutch SpinCo Assets" mean, in each case, the Dutch national registrations, the applications for registration of Dutch Intellectual Property Rights and the Dutch unregistered Intellectual Property Rights; and (b) the terms "French SpinCo Business" and "French SpinCo Assets" mean, in each case, the French national registrations, the applications for registration of French Intellectual Property Rights and the French unregistered Intellectual Property Rights.

Section 2.17           Purchase Price Allocation.

(a)            For Tax purposes, the Company, Dutch HoldCo and Parent agree to (and agree to cause their respective Affiliates to) allocate the aggregate purchase price payable under the Asset Purchase Agreement and any Pre-Distribution Transfer Document (“Aggregate Purchase Price”) and any other items that are treated as additional consideration for Tax purposes among the Separately Transferred Assets and any SpinCo Assets conveyed pursuant to an Internal Asset Sale (“Internally Transferred Assets”) (and any other Assets that, for applicable income Tax purposes, are treated as Assets purchased by Parent and/or its Subsidiaries pursuant to the Asset Purchase Agreement, any Pre-Distribution Transfer Document or other transfers of value in connection therewith) (i) among the relevant selling and purchasing entities based on the fair market value of the assets transferred in each such transaction, and (ii) among the assets transferred in each transaction described in the preceding clause (i) based on the relative fair market value of the assets transferred in such transaction, taking into account any requirements of applicable Tax Laws, in each case of clauses (i) and (ii), in accordance with valuations prepared by an internationally recognized accounting firm selected by the Company that are appropriate for tax purposes under applicable Tax Laws.

(b)            No later than ninety (90) days prior to the Distribution Date, the Company shall prepare and deliver to Parent a statement setting forth the Company’s proposed allocation of the Aggregate Purchase Price and any other items that are treated as additional consideration for Tax purposes among each applicable selling member of the Company Group and any Separately Transferred Assets or Internally Transferred Assets with respect to which an allocation at or prior to or within thirty (30) days after the Distribution Date is necessary or desirable to prepare bills of sale, Separate Transfer Instruments or Pre-Distribution Transfer Documents or to pay transfer Taxes or otherwise to comply with Law, determined in accordance with applicable Tax Law (the “Preliminary Allocation”). If Parent disagrees with the Preliminary Allocation, Parent may, within thirty (30) days after delivery of the Preliminary Allocation, deliver a notice to the Company to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed allocation. The Company will consider Parent’s reasonable comments in good faith, and will deliver a revised Preliminary Allocation to Parent within ten (10) days of the delivery of Parent’s notice. In the event that there are any remaining disputed items, Parent and the Company will negotiate in good faith for a period of twenty (20) days following such delivery. If Parent and the Company are unable to resolve all disputed items within such period, they shall submit the remaining disputed items to the Independent Accounting Firm for final resolution within ten (10) days of submission, and the Independent Account Firm’s determination shall thereafter be the Preliminary Allocation and shall be final, conclusive, and binding on the Parties. The fees and expenses of the Independent Accounting Firm in connection with its determination pursuant to this Section 2.17(b) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company.

(c)             No later than one hundred and twenty (120) days after the Closing Date, the Company shall prepare and deliver to Parent a statement setting forth Company’s proposed final allocation of the Aggregate Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Separately Transferred Assets and the Internally Transferred Assets (and any other Assets that, for applicable Tax purposes, are treated as Assets purchased by Parent, SpinCo and/or their Subsidiaries pursuant to the Asset Purchase Agreement, a Pre-Distribution Transfer Document or other transfers of value in connection therewith) determined in accordance with the Preliminary Allocation and otherwise in a manner consistent with any applicable Tax Law (the “Company’s Final Allocation”). If Parent disagrees with the Company’s Final Allocation, Parent may, within thirty (30) days after delivery of the Company’s Final Allocation, deliver a notice to the Company to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed allocation. The Company will consider Parent’s reasonable comments in good faith in determining the final allocation of the Aggregate Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Separately Transferred Assets and the Internally Transferred Assets (and any other Assets that, for applicable Tax purposes, are treated as Assets purchased by any member of the Parent Group or the SpinCo Group pursuant to the Asset Purchase Agreement, any Pre-Distribution Transfer Document or other transfers of value in connection therewith) (the “Final Allocation”), and will deliver such allocation to Parent within ten (10) days of the delivery of Parent’s notice. In the event that there are any remaining disputed items, Parent and the Company will negotiate in good faith for a period of twenty (20) days following such delivery. If Parent and the Company are unable to resolve all disputed items within such period, they shall submit the remaining disputed items to the Independent Accounting Firm for final resolution within ten (10) days of submission, and the Independent Accounting Firm’s determination shall thereafter be the Final Allocation and shall be final, conclusive, and binding on the Parties. The fees and expenses of the Independent Accounting Firm in connection with its determination pursuant to this Section 2.17(c) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company. The Final Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Aggregate Purchase Price and any such adjustment shall be allocated, consistent with this Section 2.17, to the Separately Transferred Assets and the Internally Transferred Assets to which such adjustments are attributable (if any). Determination of such adjustments will be made pursuant to the procedures provided in this Section 2.17(c), as applicable.

(d)            The Company, Dutch HoldCo and Parent shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns and reports in a manner consistent with the Final Allocation and (ii) not take any position inconsistent therewith on any Tax Return, in connection with any Tax proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local or non-U.S. Tax Law). In the event that the Final Allocation is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify the other Party in writing of such notice of the dispute.

Section 2.18           Permits. Notwithstanding anything in this Agreement to the contrary, the Parties shall use their reasonable best efforts and cooperate in good faith to obtain, or to cause to be obtained, (i) the transfer, assignment, replacement or reissuance to SpinCo or the applicable member(s) of SpinCo Group of all SpinCo Permits, to the extent transferable, assignable, replaceable or reissuable (the “Transferrable Permits”) and (ii) the issuance to SpinCo or the applicable member(s) of SpinCo Group of any other Permits that are necessary for the lawful operation of the SpinCo Business that do not constitute Transferrable Permits (“Non-Transferrable Permits”); provided, that the obligation to take any such action shall terminate on the date that is two (2) years after the Distribution Date (or, solely with respect to any Delayed Transferred Asset that is a Permit necessary for the lawful operation of the SpinCo Business that do not constitute a Transferrable Permit, two (2) years after the applicable Transition Support Termination). Nothing in this Section 2.18 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of (x) the Parent Group, with respect to members of the Company Group or, prior to the Distribution, the SpinCo Group or (y) the Company Group, with respect to members of the Parent Group (including, following the Distribution, the SpinCo Group)), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.18.

Article III

THE DISTRIBUTION

Section 3.1             Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:

(a)            Securities Law Matters.

(i)             SpinCo shall cooperate with the Company to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. The Company shall be permitted to reasonably direct and control the efforts of SpinCo in connection with the Distribution, and SpinCo shall take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by the Company in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Transaction Documents.

(ii)            SpinCo and the Company, as applicable, shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. The Company and SpinCo shall prepare and mail or otherwise make available, prior to any Distribution Date, to the holders of Company Ordinary Shares, such information concerning SpinCo, Parent, the Company, their respective businesses, operations and management, the Distribution and such other matters as the Company shall reasonably determine and as may be required by Law. The Company and SpinCo will prepare, and SpinCo and/or the Company, as applicable, will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters which the Company determines are necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Company and SpinCo shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b)            Cash Reduction; Contribution.

(i)             Without limiting the requirements of Section 2.6, prior to the Distribution Time, the Company may, and may cause the members of the Company Group and the SpinCo Group to, take such actions as the Company deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the SpinCo Group as of the Distribution Time.

(ii)            Prior to the Distribution, SpinCo shall issue to the Company (or one or more of its Subsidiaries) additional shares of SpinCo Common Stock, or take such other actions as determined by SpinCo and the Company, such that the total number of shares of SpinCo Common Stock outstanding as of immediately prior to the Distribution Time shall be equal to the number of shares of SpinCo Common Stock necessary to effect the Distribution (the “Distributed Shares”) and, if applicable, the Retention;

(c)             Stock Exchange Matters. The Company shall give: (A) the New York Stock Exchange (NYSE) not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act; (B) the London Stock Exchange (LSE) not less than six (6) business days’ advance notice of the Record Date; and (C) Euronext Amsterdam advance notice of the Record Date in accordance with applicable listing rules (including Euronext Rule Book I: Harmonised Rules). The Company and SpinCo shall take, or cause to be taken, all actions and do, or cause to be done, all other things required (including filing any necessary listing application) by the NYSE, LSE or Euronext Amsterdam to effect the Distribution. For purposes of Section 3.1(c), “business days” means a day other than a Saturday or Sunday or public holiday in England.

(d)            Distribution Agent. The Company shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e)             Satisfying Conditions to the Distribution. The Company and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver).

Section 3.2          Conditions Precedent to the Distribution.

(a)             In no event shall the Distribution occur unless each of the following conditions shall have been satisfied or waived by the Company, in whole or in part, in its sole discretion (other than any of the conditions set forth in Section 3.2(a)(i) which prior to the termination of the Merger Agreement may not be waived without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)             the Reorganization shall have been completed substantially in accordance with the Separation Step Plan (other than those steps that are expressly contemplated to occur at or after the Distribution);

(ii)            the actions set forth in Section 3.1(b)(ii) shall have been consummated or satisfied;

(iii)          an independent appraisal firm shall have delivered one or more opinions to the Company Board and the Board of Directors of SpinCo confirming the solvency and surplus of SpinCo after giving effect to any payments under Section 2.7(c), the payment (if the SpinCo Note Amount is greater than zero) of the SpinCo Note Distribution and the consummation of the Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware Law); and such opinions shall be acceptable to the Company in form and substance in the Company’s sole discretion; and such opinions shall not have been withdrawn, rescinded or modified in any respect;

(iv)           the making of the Distribution by the Company shall not be prohibited by applicable Law, as determined in good faith by the Company;

(v)            the conditions set forth in Article VIII of the Merger Agreement having been satisfied or validly waived, including: (i) the satisfaction, or waiver by the Company and Parent, of the conditions set forth in Section 8.1 of the Merger Agreement; (ii) the satisfaction, or waiver by the Company of the conditions set forth in Section 8.2 of the Merger Agreement; and (iii) the satisfaction, or waiver by Parent, of the conditions set forth in Section 8.3 of the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time;

(vi)           the conditions to closing set forth in the Asset Purchase Agreement having been satisfied or validly waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time;

(vii)          Parent shall have irrevocably confirmed to the Company that each condition in Article VIII of the Merger Agreement to Parent’s obligations to effect the Mergers (i) has been satisfied, (ii) will be satisfied at the time of the Distribution, or (iii) subject to applicable Laws, is or has been waived by Parent;

(viii)         if the SpinCo Note Amount is greater than zero, the SpinCo Note Distribution shall have been completed; and

(ix)            the Estimated Closing Adjustment shall have been paid.

(b)            Each of the foregoing conditions is for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company or its Board of Directors to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit the Company’s rights of termination set forth in this Agreement or the Merger Agreement, provided, however, that the foregoing shall not limit the Parties’ rights under the Merger Agreement.

(c)            In addition, and without limiting the generality of the foregoing, the Company shall comply with the covenant in Section 7.3(b) of the Merger Agreement.

Section 3.3             The Distribution.

(a)            The Company Board, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date, distribution ratio and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. The Distributed Shares shall be distributed to the holders of record of Company Ordinary Shares in the manner determined by the Company and in accordance with Section 3.3(d). Subject to the terms thereof, in accordance with Section 3.3(d), each holder of Company Ordinary Shares on the Record Date shall be entitled to receive a number of shares of SpinCo Common Stock equal to (x) the total number of Distributed Shares, multiplied by (y) a fraction, the numerator of which is the total number of Company Ordinary Shares held by such holder on the Record Date and the denominator of which is the total number of issued and outstanding Company Ordinary Shares (excluding, for avoidance of doubt, Company Ordinary Shares held in treasury) on the Record Date.

(b)            None of the Parties, nor any of their Affiliates shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)            The Company, SpinCo, the Distribution Agent, or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local, non-U.S. or other Tax Law. Any deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(d)            The Company and SpinCo shall take such action as necessary to cause the transfer of the Distributed Shares to the Company’s shareholders pending the First Merger at the Distribution Time in accordance with the terms of this Agreement. In furtherance of the foregoing, upon the satisfaction of the Distribution, the Company shall deliver to the Distribution Agent, a global certificate or book-entry authorization representing the SpinCo Common Stock being distributed in the Distribution, for the account of the Company’s shareholders that are entitled thereto. The Distribution Agent shall hold such shares for the account of the Company’s shareholders pending the First Merger, as provided in Section 3.3 of the Merger Agreement. Immediately after the Distribution Time and prior to the date and time at which the First Merger becomes effective, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock. The Distribution shall be deemed to be effective upon written authorization from the Company to the Distribution Agent to proceed.

Section 3.4             Authorization of SpinCo Common Stock to Accomplish the Distribution. Prior to the Distribution, the Company and SpinCo shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of SpinCo with the Secretary of State of the State of Delaware, to increase the number of authorized shares of SpinCo Common Stock and make such other amendments as may be necessary or advisable in order to cause there to be issued and outstanding the number of shares of SpinCo Common Stock necessary to effect the Distribution and the other transactions.

Article IV

EXCHANGE OF INFORMATION

Section 4.1             Delivery of SpinCo Business Records. Prior to the Distribution Time, the Company and Parent shall work together in good faith to determine procedures for the delivery by the Company to SpinCo of a copy of the SpinCo Business Records following the Distribution Time (the “Agreed Procedures”), such Agreed Procedures to include the execution of the Data Sharing Agreement where necessary to ensure compliance with applicable Law. Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, deliver the SpinCo Business Records in accordance with the Agreed Procedures.

Section 4.2             Agreement for Exchange of Information.

(a)            Subject to Section 7.2 and any other applicable confidentiality obligations, each of the Company, Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Distribution Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that: (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo or Parent is the requesting Party, or to the Company Business, or any Excluded Asset or Excluded Liability, if the Company is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or the other Transaction Documents; (iii) such information is required by the requesting Party to comply with any obligation imposed by Law, the rule of a listing authority or stock exchange where the Company’s or Parent’s securities are listed or traded or any Governmental Authority; or (iv) such information is for use by the requesting Party in any judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any Action or threatened Action in which any member of a Group is adverse to any member of the other Group); provided, however, that (A) the Company and the members of the Company Group shall be permitted to redact any portion of such information that does not relate to the SpinCo Business and (B) SpinCo and Parent and the members of their respective Groups shall be permitted to redact any portion of such information that does not relate to the Company Business, and in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege or breach any duty of confidentiality or other obligation owed to any Person, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 4.2 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information. Nothing in this Section 4.2 shall expand the obligations of either Party under Section 4.4.

(b)           Without limiting the generality of the foregoing, until the end of the first full fiscal year of either Party occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of the Company), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act, (ii) the other Party’s accountants to timely complete their review of the quarterly or semi-annual financial statements, as applicable, and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s, Public Company Accounting Oversight Board’s rules and auditing standards thereunder, the Companies Act 2006, applicable rules and regulations of the FCA, including those published in the FCA Handbook, applicable listing rules (including, the UK Listing Rules and Euronext Rule Book I: Harmonised Rules) or the Disclosure Guidance and Transparency Rules, and any other applicable Laws and (iii) such other Party to respond to any written request or official comment from a Governmental Authority including in connection with responding to a comment letter from the SEC or comments or inquiries from the FCA, London Stock Exchange or Euronext Amsterdam; provided, that any assistance sought by a Party pursuant to this Section 4.2(b) will not be unreasonably disruptive to the business and affairs of the other Party.

(c)            In furtherance of the foregoing, subject to the confidentiality provisions set forth in Section 7.2 and to such Party’s confidentiality obligations to third parties, and to the extent it relates to the time prior to the Distribution, at the requesting Party’s expense, each Party shall authorize and request its respective auditors to make available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Parties’ auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Parties’ auditors as it relates to their auditors’ report on such other Parties’ financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the SEC, FCA, Dutch Authority for the Financial Markets (AFM) or in accordance with applicable listing rules for the fiscal year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a fiscal year, the previous fiscal year).

(d)           All access to Books and Records, personnel and assistance provided pursuant to this Article IV will be (x) conducted during normal business hours upon reasonable advance notice to the Party providing access and (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party and its Affiliates providing access. The Party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.2.

Section 4.3             Ownership of Information. The provision of any information pursuant to Section 4.2 or Section 4.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement, the Merger Agreement and the other Transaction Documents) or constitute a grant of rights in or to any such information.

Section 4.4             Record Retention.

(a)            Until the five (5)-year anniversary of the Distribution Date, each Party agrees that it shall not destroy or otherwise dispose of, or permit the destruction or disposal of, any SpinCo Business Records or any Company Business Records in its or its Subsidiaries’ possession without first giving SpinCo and Parent, on the one hand, or the Company, on the other hand, written notice of such intended destruction or disposition no later than twenty (20) days prior to the date of such destruction or disposition and offering such other Party the opportunity to copy such SpinCo Business Records or Company Business Records, as applicable, or to deliver to such other Party, at such other Party’s expense, custody of such SpinCo Business Records or Company Business Records, as applicable.

(b)           Without limiting any provision of this Article IV (including Section 4.4(a)), in order to facilitate the possible exchange of information pursuant to this Article IV and other provisions of this Agreement, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain any SpinCo Business Records or any Company Business Records in their respective possession or control as of the date hereof in substantial accordance with such Party’s bona fide record retention policies. Notwithstanding anything to the contrary in the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information, and the Employee Matters Agreement will exclusively govern the retention of employment and benefits-related records.

Section 4.5             Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, actual and intentional fraud or Willful Breach by the Party providing such information.

Section 4.6             Other Agreements Providing for Exchange of Information.

(a)            The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in the Merger Agreement and any Transaction Document.

(b)            Any party that receives, pursuant to a request for information in accordance with this Article IV, Tangible Information that is not relevant to its request shall, at the written request of the providing Party, (i) return it to the providing Party or, at the providing Party’s written request, destroy such Tangible Information and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

Section 4.7             Production of Witnesses; Records; Cooperation.

(a)            After the Distribution Time, except in the case of a Dispute between the Company, Parent and/or SpinCo, or any members of their respective Groups, each of the Company, on the one hand, and Parent and/or SpinCo, on the other hand, shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents or information within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.

(b)           If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, then the other Party shall use its commercially reasonable efforts make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)            The obligation of the Parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 4.7(a)).

(d)           For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and Section 4.2 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1 and Section 4.2.

Section 4.8             Privileged Matters.

(a)            The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of each of the members of the Company Group and the SpinCo Group, and that each of the members of the Company Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Time, which services will be rendered solely for the benefit of the Company Group, on the one hand, or the SpinCo Group and the Parent Group, on the other hand, as the case may be. In furtherance of the foregoing, each of the Company, on the one hand, and SpinCo and Parent, on the other hand, shall authorize the delivery to and/or retention by the other Party of materials existing as of the Distribution Time that are necessary for such other Party to perform such services.

(b)            The Parties agree as follows:

(i)             The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Company Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the SpinCo Group or the Parent Group, on the other hand. Notwithstanding anything to the contrary in the foregoing, the Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any proposed sale, spin-off or other disposition of the SpinCo Business prior to the Closing Date or the preparation, negotiation or execution of this Agreement, the Merger Agreement or any other Transaction Document or any other transaction including or regarding the SpinCo Business in lieu of any of the foregoing. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the SpinCo Group or the Parent Group, on the other hand;

(ii)            Parent and SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Company Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or the Parent Group, on the one hand, or any member of the Company Group, on the other hand. Parent and SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or the Parent Group, on the one hand, or any member of the Company Group, on the other hand; and

(iii)           If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VIII to resolve any disputes as to whether any information relates solely to the Company Business, solely to the SpinCo Business, or to both the Company Business and the SpinCo Business.

(c)            Subject to the remaining provisions of this Section 4.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 4.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)            If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Parties in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Parties; and (iii) not unreasonably withhold consent to any request for waiver by the other Parties. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)            In the event of any Dispute between the Company and SpinCo or Parent, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 4.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any third party.

(f)            Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party or Parties a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 4.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)           Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of the Parties set forth in this Section 4.8 and Section 7.2 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)           In connection with any matter contemplated by Section 4.7 or this Section 4.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Article V

RELEASES

Section 5.1             Release of Pre-Distribution Claims.

(a)            Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, SpinCo and Parent do hereby, in each case for itself and each other member of the SpinCo Group and the Parent Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group or the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been shareholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Company Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution, the Mergers and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo and each member of the SpinCo Group or Parent and each member of the Parent Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of SpinCo and Parent hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Company Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).

(b)            Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, the Company does hereby, for itself and each other member of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been shareholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge Parent, its Subsidiaries, SpinCo, the respective members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been shareholders, members, partners, directors, managers, officers, agents or employees of Parent, its Subsidiaries, any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the Company and each member of the Company Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, the Company hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).

(c)            Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document, the Merger Agreement or any Contracts that are specified in Section 2.6(a) as not terminating as of the Distribution Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i)             any Liability provided in or resulting from (A) any Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Company Group or the SpinCo Group that is specified in Section 2.6 as not terminating as of the Distribution Time or any other Liability specified in Section 2.6 as not terminating as of the Distribution Time;

(ii)            any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any other Transaction Document or the Merger Agreement;

(iii)           any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of another Group prior to the Distribution Time;

(iv)           any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(v)            any Liability provided in or resulting from any Contract that is entered into after the Distribution Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of the other Party’s Group), on the other hand;

(vi)           any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement or any other Transaction Document or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents or the Merger Agreement; or

(vii)          any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).

In addition, nothing contained in Section 5.1(a) shall release: (A) the Company from indemnifying any director, officer or employee of the SpinCo Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Company Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) SpinCo from indemnifying any director, officer or employee of the Company Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the SpinCo Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, the Company shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI.

(d)            SpinCo and Parent shall not make, and shall not permit any member of the SpinCo Group or the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any member of the Company Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). The Company shall not make, and shall not permit any member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)             It is the intent of each of the Company and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among SpinCo, Parent or any member of the SpinCo Group or the Parent Group, on the one hand, and the Company or any member of the Company Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.

Article VI

INDEMNIFICATION, GUARANTEES AND LITIGATION

Section 6.1          General Indemnification by SpinCo. SpinCo (on behalf of SpinCo and the relevant members of the SpinCo Group) and, solely in respect of transfers pursuant to the Separate Transfer Instruments to any Person that is not a member of the SpinCo Group, Parent (on behalf of Parent and the relevant members of the Parent Group) shall indemnify, defend and hold harmless Dutch HoldCo (on behalf of Dutch HoldCo and each other member of the Company Group) and each other member of the Company Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”) from and against any and all Liabilities of the Company Indemnified Parties, in each case relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “SpinCo Indemnification Obligations”):

(a)            any SpinCo Liability;

(b)           the failure of SpinCo or any other member of the SpinCo Group to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Time;

(c)            except to the extent it relates to an Excluded Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the Company Group for the benefit of any member of the SpinCo Group that survives the Distribution Time;

(d)           any breach by any member of the Parent Group or the SpinCo Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document);

(e)            Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the use of any information provided by or on behalf of Parent or the Company or any member of the Company Group in writing prior to the Distribution Time in connection with the Financing or the Permanent Financing, other than to the extent any of the foregoing was suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction, or (ii) the material breach of the Merger Agreement by the Company, any of its Subsidiaries or their respective Representatives; and

(f)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in any of the Parent Registration Statement, the Proxy Statement or the SpinCo Registration Statement.

Section 6.2             General Indemnification by Dutch HoldCo. Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) shall indemnify, defend and hold harmless Parent (on behalf of Parent, SpinCo and each member of the SpinCo Group or Parent Group) and SpinCo and each member of the SpinCo Group or Parent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Liabilities of the SpinCo Indemnified Parties in each case relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Company Indemnification Obligations”):

(a)            any Excluded Liability;

(b)           the failure of the Company or any other member of the Company Group to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time;

(c)            except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the SpinCo Group for the benefit of any member of the Company Group that survives the Distribution Time;

(d)           any breach by any member of the Company Group of this Agreement or any of the other Transaction Documents (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document);

(e)            Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the use of any information provided by or on behalf of the Company or any member of the Company Group in writing prior to the Distribution Time in connection with the Financing or the Permanent Financing, other than to the extent any of the foregoing was suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of Parent, SpinCo or any of their respective Subsidiaries or Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction, or (ii) the material breach of the Merger Agreement by Parent, SpinCo or any of their respective Subsidiaries or Representatives; and

(f)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in the name of the Company or any member of the Company Group in any of the Parent Registration Statement, the Proxy Statement or the SpinCo Registration Statement.

Section 6.3             Contribution. If the indemnification otherwise provided for in Section 6.1 or Section 6.2 with respect to Liabilities incurred under any securities Laws, is as a matter of applicable Law unavailable to or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party.

Section 6.4             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)            Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which Dutch HoldCo or SpinCo, as applicable (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b)            An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI to the same extent such Indemnified Party would if such amounts were not subject to indemnification hereunder; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(c)             Notwithstanding anything herein to the contrary, the Company shall not be required to indemnify any SpinCo Indemnified Party for any Liability pursuant to Section 6.2 if and to the extent such Liability was reflected in the calculation of the Net Working Capital set forth in the Final Adjustment Statement.

Section 6.5             Certain Matters Relating to Indemnification of Third-Party Claims.

(a)            Notice of Third-Party Claim. If an Indemnified Party receives written notice that a Person that is not a member of the Company Group or the SpinCo Group has asserted any claim or commenced any Action (collectively, a “Third-Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1 or Section 6.2, or any other Section of this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document), the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third-Party Claim. Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.5(a). The Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents (as applicable) (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document), without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(b)            Subrogation. To the extent an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 6.9, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 6.6             Additional Matters.

(a)            Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party, provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been actually prejudiced. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents (as applicable) (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document), without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(b)            Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is determined to be entitled to indemnification or contribution under this Article VI, following the procedures set forth in Article VIII in the event of a dispute, shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.

(c)            The provisions of this Article VI (other than this Section 6.6(c)) shall not apply with respect to Taxes and Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement).

(d)            Each Indemnified Party will (and will cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any losses subject to indemnification pursuant to this Article VI promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such losses.

Section 6.7             Exclusive Remedy. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification, damages or remedy provisions, which Transaction Documents shall be subject to the indemnification, damages or remedy provisions contained in such Transaction Document) or the transactions contemplated hereby or thereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification, damages or remedy provisions, which Transaction Documents shall be subject to the indemnification, damages or remedy provisions contained in such Transaction Document) or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI. For the avoidance of doubt, the foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 9.10 or to seek resolution of any disputes regarding indemnification hereunder as provided in Article VIII, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from actual and intentional fraud or Willful Breach, or (c) any Transaction Document that expressly contains indemnification, damages or remedy provisions, which shall be subject to the indemnification, damages or remedy provisions contained therein and not this Article VI. For the avoidance of doubt, the provisions of this Section 6.7 are not intended to, and will not be deemed to, alter or supersede the indemnification, damages or remedy provisions contained in any of the Transitional Services Agreement or any other Transaction Document that contains express indemnification, damages or remedy provisions.

Section 6.8             Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

Section 6.9             Management of Actions. This Section 6.9 shall govern the direction of pending and future Actions in which members of the SpinCo Group or the Company Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.9.

(a)            Management of SpinCo Controlled Actions. From and after the Distribution Time, the SpinCo Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.9(a) and (ii) any other Actions that constitute only SpinCo Liabilities or SpinCo Assets (including Separately Transferred Assets) (“SpinCo Controlled Actions”). If an Action that constitutes solely a SpinCo Liability or a SpinCo Asset (including Separately Transferred Asset) is commenced after the Distribution Time naming a member of the Company Group as a party thereto, then SpinCo shall use its commercially reasonable efforts to cause such member of the Company Group to be removed as a party to such Action. Neither the Company, on the one hand, nor SpinCo or Parent, on the other hand, shall add the other to any Action pending as of the Distribution Time without the prior written consent of such other Party.

(b)            Management of Company Controlled Actions. From and after the Distribution Time, the Company Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.9(b) and (ii) any other Actions that constitute only Excluded Liabilities or Excluded Assets (“Company Controlled Actions”). If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Distribution Time naming a member of the SpinCo Group as a party thereto, then the Company shall use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action.

(c)            Management of Actions Naming Both SpinCo and the Company. From and after the Distribution Time, in the event that one or more member(s) of the SpinCo Group and one or more member(s) of the Company Group is named in an Action that is neither a SpinCo Controlled Action nor a Company Controlled Action (a “Separate Action”), each of SpinCo and the Company shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. SpinCo and the Company shall consult in good faith with each other regarding the management of the defense of each Separate Action.

(d)            Management of Mixed Actions. From and after the Distribution Time, (i) any Action set forth on Schedule 6.9(d) and (ii) any Action that constitutes both a SpinCo Liability (including a Separately Assumed Liability) or a SpinCo Asset (including a Separately Transferred Asset), on the one hand, and an Excluded Liability or an Excluded Asset, on the other hand, and that do not constitute a SpinCo Controlled Action, Company Controlled Action or a Separate Action (clauses (i) and (ii), “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article VI), as determined in good faith by the Company and SpinCo; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party. The Company and SpinCo shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for the Company and SpinCo and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Company and SpinCo may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Company and SpinCo) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Company and SpinCo shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset (including a Separately Transferred Asset), on the one hand, and an Excluded Asset, on the other hand). In any Mixed Action, each of the Company and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Company Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (A) if a judgment is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Company Business and the SpinCo Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

(e)            Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 6.10           Settlement of Actions. No Party managing an Action pursuant to Section 6.9 shall settle or compromise such Action (other than the Company with respect to Company Controlled Actions and SpinCo with respect to SpinCo Controlled Actions) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (i) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or (ii) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the other Party’s Group or any of its Affiliates. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 6.9 without the express written consent of the Party managing such Action.

Section 6.11           Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such losses are found by a court of competent jurisdiction to be owned to an unaffiliated third party in connection with a Third-Party Claim, no Party nor its Affiliates shall be liable under this Agreement or any other Transaction Document (except as expressly provided in any such other Transaction Document) to the other Party for any losses that are (a) punitive, incidental, special, indirect, exemplary or remote, whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable, or (b) consequential damages (including loss of future profits, revenue or income) that are not reasonably foreseeable. For the avoidance of doubt, the provisions of this Section 6.11 do not apply to the Transitional Services Agreement or any other Transaction Document that contains express indemnification, damages or remedy provisions, each of which shall be subject to the indemnification, damages and remedies provisions contained therein.

Article VII

OTHER AGREEMENTS

Section 7.1             Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and following the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.2             Confidentiality.

(a)            From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, the Company shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of the Company or its Affiliates who reasonably need to know such information in providing services to any member of the Company Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. If any disclosures are made in connection with providing services to any member of the Company Group under this Agreement, any other Transaction Document or the Merger Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services. The Company shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Books and Records to the extent relating to the SpinCo Business and/or to the extent embodying SpinCo Intellectual Property, furnished to or otherwise in the possession of any member of the Company Group, irrespective of the form of communication, and the portion of any notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Books and Records, is hereinafter referred to as “SpinCo Confidential Information”. SpinCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Books and Records that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Company Group not otherwise permissible under this Agreement, (ii) becomes available to the Company after the Distribution Time from a source other than SpinCo or its Affiliates, provided that such source was not known by the Company to be bound by a contractual, legal or fiduciary obligation of confidentiality to SpinCo or any member of the SpinCo Group with respect to such Books and Records, or (iii) is developed independently after the Distribution Time by a member of the Company Group without use or reference to the SpinCo Confidential Information.

(b)            From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo and Parent shall not, and shall cause their Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or its Affiliates who reasonably need to know such information in providing services to any member of the SpinCo Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Company Confidential Information. If any disclosures are made in connection with providing services to any member of the SpinCo Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Company Confidential Information so disclosed shall be used only as required to perform the services. SpinCo and Parent shall use the same degree of care to prevent the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently uses for their own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(b), any Books and Records to the extent relating to the Company Business and/or to the extent embodying Intellectual Property Rights of the Company Group (other than SpinCo Intellectual Property), furnished to or otherwise in the possession of any member of the SpinCo Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Books and Records, is hereinafter referred to as “Company Confidential Information”. Company Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Books and Records that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group or the Parent Group not otherwise permissible under this Agreement, (ii) becomes available to SpinCo or Parent after the Distribution Time from a source other than the Company or its Affiliates; provided that such source was not known by SpinCo or Parent to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any member of the Company Group with respect to such Books and Records, or (iii) is developed independently after the Distribution Time by a member of the SpinCo Group or the Parent Group without use or reference to the Company Confidential Information.

(c)            If a member of the Company Group, on the one hand, or a member of the SpinCo Group or the Parent Group, on the other hand, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or applicable Law to disclose or provide any SpinCo Confidential Information or Company Confidential Information (other than with respect to any such Books and Records furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Company Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law (as so advised by counsel).

(d)            Each Party further acknowledges and agrees that, notwithstanding anything in this Section 7.2 to the contrary, (i) Representatives of the Company and its Subsidiaries may retain certain residual knowledge of the SpinCo Confidential Information, and (ii) SpinCo Employees and Representatives of the SpinCo Group may retain certain residual knowledge of the Company Confidential Information, in each case that are or may be indistinguishable from generalized industry knowledge and, accordingly, each Party acknowledges and agrees that nothing herein shall prohibit any Party (or its Affiliates) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided that (1) such residual knowledge has been retained solely in the unaided memory of such Representatives or SpinCo Employee (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of SpinCo Confidential Information or Company Confidential Information, as applicable, (2) the foregoing will not be deemed in any event to provide any right for any member of the Company Group to infringe any SpinCo Intellectual Property or any rights of any third parties that have licensed or provided materials to the SpinCo Business, or otherwise to grant any license with respect to any SpinCo Intellectual Property, (3) the foregoing will not be deemed in any event to provide SpinCo with any right to infringe any Intellectual Property Rights of the Company or any rights of any third parties that have licensed or provided material to the Company, or otherwise to grant any license with respect to any Intellectual Property Rights of the Company, and (4) other than as expressly set forth in any Transaction Document, any use of such residual knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, the Company, SpinCo, Parent and each Parties’ Affiliates, as applicable.

(e)            Notwithstanding anything in this Section 7.2, to the extent that the treatment, maintenance, use, non-use, license, disclosure or non-disclosure of any SpinCo Confidential Information or Company Confidential Information is expressly addressed in any Transaction Document, the applicable terms of such Transaction Document will control in such situations.

Section 7.3             Insurance Matters.

(a)            SpinCo and Parent acknowledge that the Insurance Policies and insurance coverage maintained in favor of the SpinCo Business, the SpinCo Group, the SpinCo Assets (including the Separately Transferred Assets) are part of the corporate insurance program maintained by the Company Group and its Affiliates (such policies, the “Corporate Policies”), and, except to the extent set forth in Section 7.3(b), such coverage will not be available or transferred to the SpinCo Group.

(b)           In furtherance and not in limitation of Section 7.3(a), SpinCo and Parent agree, and agree to cause the other members of the SpinCo Group, not to, except in the case of (i) the SpinCo Insurance Policies or (ii) with respect to claims, losses, damages or Liability based upon or arising from any acts, omissions, events or circumstances that occurred or existed prior to the Distribution Time and which would be otherwise covered under any occurrence-based Corporate Policies (such occurrence-based Corporate Policies, the “Covered Policies”) (solely to the extent that the Covered Policies provided coverage for members of the SpinCo Group or the SpinCo Business prior to the Distribution Time), bring any claim for recovery under any of the Corporate Policies, whether or not such Person may be so entitled in accordance with the terms of such Corporate Policies; provided that SpinCo, Parent and their Affiliates will reasonably cooperate with the Company (at the Company’s sole cost and expense) to bring any claim under any Corporate Policy to the extent reasonably requested by the Company, and (except in the case of a claim brought by SpinCo or any other member of the SpinCo Group under a Covered Policy) to promptly pay under proceeds received in respect of any such claim to (or as directed by) the Company. It is understood that the Company shall be free at its discretion at any time from and after the Distribution Time to cancel or not renew any of the Corporate Policies.

(c)            The ability of members of the SpinCo Group to make claims under the Covered Policies shall be subject to the terms, conditions and exclusions of the Covered Policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)             SpinCo shall notify the Company’s Head of Corporate Insurance, reasonably promptly, of any incident, circumstance or occurrence that may lead to a claim made by SpinCo pursuant to Section 7.3(b);

(ii)            SpinCo shall reimburse the Company and the members of the Company Group for all claim-related payments made by the Company or any member of the Company Group on or after the Distribution Time that arise from claims made by SpinCo, any member of the SpinCo Group, Parent, any member of the Parent Group or any of their respective employees under the Covered Policies, including overhead, claim handling and administrative costs, taxes, surcharges, state assessments and other related costs. SpinCo and the other members of the SpinCo Group shall indemnify, hold harmless and reimburse the Company and the members of the Company Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by the Company or any members of the Company Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group, Parent or any other members of the Parent Group under, any of the Covered Policies provided pursuant to Section 7.3(b) whether such claims are made by SpinCo, Parent or their employees; and

(iii)           SpinCo shall exclusively bear (and neither the Company nor any members of the Company Group shall have any obligation to repay or reimburse SpinCo, any member of the SpinCo Group, Parent or any member of Parent Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made by SpinCo, any member of the SpinCo Group, Parent or any member of the Parent Group under the Covered Policies. Where a policy includes a reinstatement of limits, in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Company Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to the Company’s insurance carrier(s) (including any submissions prior to the Distribution Time). To the extent that the Company Group, on the one hand, or the SpinCo Group, on the other hand, is allocated more than its pro rata portion of such premium due to the timing of losses submitted to the Company’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, the Company, on the one hand, or SpinCo, on the other hand, may elect not to reinstate the policy aggregate even if available. In the event that the Company, on the one hand, or SpinCo, on the other hand, elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. If either the Company, on the one hand, or SpinCo, on the other hand, elects to reinstate the policy aggregate, such Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent such Party has received notice from the other Party that such other Party does not elect to reinstate the limits.

Section 7.4             Transaction Expenses. As between the Parties and their respective Groups, (a) all Separation Costs shall be borne by the Company and (b) all Establishment Costs shall be borne by Parent. If any Establishment Costs are incurred by the Company, SpinCo or any other member of the Company Group or SpinCo Group prior to the Distribution Time, the Company shall inform the Separation Committee and Parent, and Parent shall promptly reimburse the Company for all such Establishment Costs upon the Company providing reasonable evidence of such Establishment Costs. If any Separation Costs are incurred by Parent or any other member of the Parent Group prior to the Distribution Time, Parent shall inform the Separation Committee and the Company, and the Company shall promptly reimburse Parent for all such Establishment Costs upon Parent providing reasonable evidence of such Separation Costs. Any disagreement between Parent or the Company over whether a cost is an Establishment Cost or Separation Cost or where a determination needs to be made as to whether a cost, or any portion thereof, is an Establishment Cost or Separation Cost shall be resolved or determined, as applicable, in good faith by the Separation Committee and such resolution or determination shall be binding on the Parties. Except as otherwise expressly set forth herein (including in the immediately preceding sentences of this Section 7.4), in any other Transaction Document or in the Merger Agreement, all fees and expenses incurred by the Parties, including in connection with the Reorganization, the Distribution and the other transactions contemplated by this Agreement, excluding Transfer Taxes and VAT (each as defined in the Tax Matters Agreement and to which the Tax Matters Agreement shall apply), shall be borne by the Party that has incurred such fees and expenses.

Section 7.5             Conflict with Transaction Documents.

(a)            To the extent that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby to the extent of such conflict or inconsistency.

(b)            The Tax Matters Agreement shall govern whether Tax assets and liabilities are SpinCo Assets, Excluded Assets, SpinCo Liabilities or Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, if there is a conflict between any provision of this Agreement and a provision in the Tax Matters Agreement in relation to a matter addressed by the Tax Matters Agreement, the provision of the Tax Matters Agreement shall control.

(c)            Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Employee Matters Agreement shall govern with respect to all employee (including benefit plan, scheme or arrangement) matters including with respect to the transfer of employees from the Company Group to SpinCo Group or Parent Group (as applicable) and the allocation of employee related Liabilities (including benefit plan, scheme or arrangement Accrued Liabilities (as defined in the Employee Matters Agreement)) as between the Company Group, SpinCo Group and Parent Group (and related indemnity provisions).

Section 7.6             Interest on Payments. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement shall accrue interest at Secured Overnight Financing Rate (SOFR) plus 3.00% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly. Notwithstanding the foregoing, at no time shall any Party be obligated pursuant to the foregoing sentence to pay interest at a rate exceeding the maximum interest rate allowable under applicable Law in any applicable jurisdiction. If, by the terms of such foregoing sentence, any Party would otherwise be obligated at any time to pay interest at a rate in excess of such maximum interest rate in such applicable jurisdiction, the interest payable shall be recomputed and reduced to such maximum interest rate, and the portion of all prior interest payments exceeding such maximum rate shall be applied to payment of the underlying principal amount.

Section 7.7             Cooperation; Transaction Documents.

(a)            Between the date hereof and the earlier of the Closing Date and valid termination of this Agreement, the Parties shall and shall cause their respective Affiliates to, at their own cost and expense, cooperate and work together in good faith to prepare and plan for the smooth and orderly transition of the SpinCo Business to Parent; provided, for the avoidance of doubt, no Party shall be required to agree to any amendment, modification or other change to any forms of Transaction Documents (except to the extent that further modifications or changes to such forms of Transaction Documents are expressly contemplated to occur prior to the Distribution Time as described in the applicable forms of such Transaction Documents and the Exhibits, Annexes, Schedules and notes therein or the term sheets for the Intellectual Property SpinCo Agreements set forth in Schedule 1.1(58), the Real Estate License Agreements Principles, the Term Sheets, the Transitional Services Agreement, or the Data Sharing Principles). In furtherance of the foregoing, between the date hereof and the earlier of the Distribution Time and the valid termination of this Agreement, each of the Parties will work together to discuss, develop and finalize: (a) the Intellectual Property SpinCo Agreements, each of which shall conform with the applicable terms set out for the applicable Intellectual Property SpinCo Agreement in Schedule 1.1(58), (b) all Separate Transfer Instruments, including the Asset Purchase Agreement, which shall conform with the form attached as Exhibit B, (c) the Transitional Services Agreement, the IOM Agreements, the Data Sharing Agreement, the Toll Manufacturing Agreement, and each Commercial Agreement, in accordance with Schedule 7.7, the Data Sharing Principles and Term Sheets, where applicable, and (d) the Real Estate License Agreements, unless, in each case, otherwise agreed by the Parties.

(b)            Effective on or prior to the Distribution Time, each of the Company, Parent, DutchCo and SpinCo will, or will cause the applicable members of its Group to, execute and deliver the Real Estate License Agreements, the Intellectual Property SpinCo Agreements, the Transitional Services Agreement, the IOM Agreements, the Data Sharing Agreement, the Toll Manufacturing Agreement and each Commercial Agreement (collectively, the “Pre-Closing Documents”).

(c)            If the applicable Parties to a Pre-Closing Document are unable to reach agreement on any term or condition of such Pre-Closing Document such that a definitive agreement is not executed and delivered at or prior to the Closing, the Closing shall not be delayed but instead the applicable form of such Pre-Closing Document as of the date hereof (whether in the form of a term sheet, an Exhibit or Schedule hereto, or otherwise) (or any updated version thereof as may be agreed by Parent and the Company prior to Closing) shall become, as of the Closing, a binding obligation as the applicable Pre-Closing Document contemplated hereunder and shall remain in effect until a definitive agreement replacing such form agreement has been mutually negotiated and executed by all parties thereto.

(d)           Promptly after the Parties have agreed on the schedule of Separate Transfers and the identity of the applicable local sellers and local buyers under the Asset Purchase Agreement in accordance with Section 2.1(c), Parent, DutchCo and the Company shall finalize and enter into the Asset Purchase Agreement.

(e)            Between the date hereof and the Distribution Time, the Company shall use commercially reasonable efforts to cause any business, operations and activities of the Company, SpinCo or their Subsidiaries in Cuba related to products contained within the Foods operating and reporting segment of the Company to cease.

Section 7.8             Sanctions and Trade Controls Compliance. The Parties shall work together in good faith to cause each applicable Transaction Document to be entered into in connection with the Distribution to include appropriate, mutually agreeable language around Sanctions and Trade Controls compliance.

Section 7.9             Certain Tax Matters. The parties agree to the tax matters set forth on Schedule 7.9 hereto

Article VIII

DISPUTE RESOLUTION PROCEDURES

Section 8.1             Disputes. Except as otherwise specifically provided in any Transaction Document or for disputes concerning the Final Adjustment Statement or the Company Allocation or Final Allocation, which shall be resolved in accordance with the process set forth in Section 2.7 and Section 2.17, respectively, and subject to Section 9.10, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) arising out of, relating to or in connection with this Agreement or any Transaction Document, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Distribution Time, including the separation of the SpinCo Business from the Company Business and the transfer of SpinCo Assets to SpinCo and other members of the SpinCo Group and the assumption of the SpinCo Liabilities by SpinCo and other members of the SpinCo Group (but not including the Merger Agreement or the Mergers)), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Company Group, on the one hand, and any member of the SpinCo Group, on the other hand (any such dispute, controversies, or claims, a “Dispute”). Any indemnification, limitations on remedies, and limitations on liabilities expressly set forth in the Merger Agreement or any Transaction Document shall be governed by such express provisions therein and not by this Article VIII.

Section 8.2             Escalation; Mediation.

(a)            It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a Dispute with respect to such matters (except as otherwise specifically provided in any Transaction Document) may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity), and which initial representatives of Company and Parent shall be identified by the Company or Parent, as applicable, following the execution of this Agreement. A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice. All negotiations, discussions and correspondence in connection with an Escalation Notice shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

(b)           If the Parties are not able to resolve the Dispute through the escalation process set forth in Section 8.2(a) within thirty (30) days of the Escalation Notice for such Dispute or the Company, on the one hand, or Parent (or SpinCo, after the Distribution Time), on the other, reasonably concludes that the other Party is not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then each Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party (such written notice, a “Mediation Notice”). If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing a Mediation Notice, then each of the Company and Parent (or SpinCo, after the Distribution Time) shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Except as otherwise specifically provided in any Transaction Document and subject to Section 9.10, mediation shall be a prerequisite to the commencement of any Action by a Party; provided that either Party may commence litigation in accordance with Section 9.3 if ninety (90) days have passed since the date of the provision of the relevant Mediation Notice.

Section 8.3             Court Actions. In the event that any Party, after complying with the provisions set forth in Section 8.2, desires to commence an Action, such Party, subject to Section 9.3 and Section 9.11, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 9.3.

Section 8.4             Conduct during Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all covenants and agreements under this Agreement and each Transaction Document in accordance with the terms thereof during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such covenants or agreements are the specific subject of the Dispute at issue.

Article IX

MISCELLANEOUS

Section 9.1             Corporate Power; Facsimile Signatures.

(a)            The Company represents on behalf of itself and on behalf of other members of the Company Group, SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, and Parent represents on behalf of itself and on behalf of its Subsidiaries, as follows:

(i)             each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and

(ii)            this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)            Each Party acknowledges that it and each other Party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of another Party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.2             Survival of Covenants. Except as expressly set forth in this Agreement, the Merger Agreement or any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any covenants and other agreements contained herein or therein, shall survive each of the Reorganization, the Distribution and the Mergers and shall remain in full force and effect.

Section 9.3             Governing Law; Submission to Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Company and SpinCo, on behalf of itself and the members of its Group agrees that any Action related to this Agreement, unless expressly provided therein, each other Transaction Document, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 9.3; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any Action contemplated by this Section 9.3 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.3 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any such Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 9.4             Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement and, unless otherwise provided therein, the other Transaction Documents shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

If to the Company, Dutch HoldCo or, on or prior to the Distribution Date, to SpinCo, then to:

Unilever PLC

100 Victoria Embankment,

London, EC4Y 0DY, UK

Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Benjamin M. Roth, Esq.
Jenna E. Levine, Esq.
Ahsan M. Barkatullah, Esq.
Email:	BMRoth@wlrk.com
JELevine@wlrk.com
AMBarkatullah@wlrk.com

with a copy (which shall not constitute notice) to:

Clifford Chance
Two Manhattan West
New York, NY 10001
Attention:	Melissa Fogarty, Esq.
Dominic Ross, Esq.
Email:	Melissa.Fogarty@cliffordchance.com
Dominic.Ross@cliffordchance.com

If to Parent or, following the Distribution Date, to SpinCo, then to:

McCormick & Company, Inc.
24 Schilling Road, Suite 1
Hunt Valley, MD 21031
Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
1 Liberty Plaza,
New York, NY 10006
Attention:	Glenn P. McGrory, Esq.
Charles W. Allen, Esq.
Email:	gmcgrory@cgsh.com
callen@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP
2 London Wall Place
London EC2Y 5AU, England

Attention:	Dan Tierney, Esq.
E-mail:	dtierney@cgsh.com

and

Hogan Lovells International LLP

Atlantic House
Holborn Viaduct
London EC1A 2FG, England
Attention:	Tom Brassington, Esq.
Caitlin Weeks, Esq.
E-mail:	tom.brassington@hoganlovells.com
caitlin.weeks@hoganlovells.com

Section 9.5          Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6              Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement (as defined in the Merger Agreement) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided that, following the First Merger Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Confidential Information” for purposes thereof (provided, further, that the foregoing shall in no way diminish, eliminate or alter any obligation of Parent with respect to any other Confidential Information).

Section 9.7             Amendment. No provision of this Agreement or any other Transaction Document (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.8             Waivers of Default. A waiver by a Party of any default by another Party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving and provided that, unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver by SpinCo that is adverse in any material respect to Parent shall require the prior written consent of Parent.

Section 9.9             Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10           Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document (except as otherwise provided therein), the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement or such other Transaction Document. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this Section 9.10 is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.

Section 9.11           Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 9.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 9.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.12           Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or thereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 9.13       Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 9.14           Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

Section 9.15           Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. Subject to Section 2.16, after the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of a termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 9.16           Public Announcements. From and after the Distribution Time, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement, the Merger Agreement or the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case Parent or the Company, as applicable, will promptly notify the other of the plan to make such public statement and the Parties will use efforts reasonable under the circumstances to cause a mutually agreeable release or announcement to be issued).

Section 9.17           Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article”, “Section”, “paragraph”, “clause”, “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$”shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Company, SpinCo and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns. Notwithstanding anything in this Agreement, the Merger Agreement or any other Transaction Document to the contrary, the obligations (including obligations to cause Persons to take or refrain from taking any action) shall not apply to the Specified Entities, and in furtherance of the foregoing, the Specified Entities shall be deemed to not be Subsidiaries or Affiliates of the Company or SpinCo or members of the Company Group or SpinCo Group wherever necessary to implement such principle.

Section 9.18            Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Company Group (or, prior to the First Merger Effective Time, the members of the SpinCo Group). SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by Parent or any Subsidiary of Parent (including, from and after the First Merger Effective Time, the members of the SpinCo Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.18 to all of the other members of its Group, as applicable, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Unilever PLC

By:	/s/ Srinivas Phatak
Name:	Srinivas Phatak
Title:	Director

Sandman Corporation

By:	/s/ Jeffrey Eglash
Name:	Jeffrey Eglash
Title:	President

Unilever Alpha HoldCo B.V.

By:	/s/ S.P. de Buck
Name:	S.P. de Buck, as a management board member of Unilever Alpha HoldCo B.V.

By:	/s/ Saswata Mukherjee
Name:	S. Mukherjee, as a management board member of Unilever Alpha HoldCo B.V.

McCormick & Company, Incorporated

By:	/s/ Chris Wirth
Name:	Chris Wirth
Title:	Vice President – Corporate Development